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As filed with the Securities and Exchange Commission on May 17, 2007

Registration No. 333-137841

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PQ CORPORATION
And Subsidiary Guarantors
Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Pennsylvania	2800	23-0972750
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1200 West Swedesford Road Berwyn, Pennsylvania 19312 (610) 651-4200 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)	James P. Cox
Chief Financial Officer
PQ Corporation
1200 West Swedesford Road
Berwyn, Pennsylvania 19312
(610) 651-4200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Dennis D. Lamont, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
(212) 906-1200

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

7 1/2% Senior Subordinated Notes due 2013	$275,000,000	100%	$275,000,000	(2)

Guarantees of the 7 1/2% Senior Subordinated Notes due 2013	$275,000,000	N/A	N/A	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act. The securities were initially registered on June 13, 2005, and the proposed maximum offering price per note was calculated at that time for purposes of calculating the registration fee in reliance on Rule 457(f), which fee has previously been paid.

(2)
The prospectus that is part of this registration statement will only be used by J.P. Morgan Securities Inc., which may be an affiliate of PQ Corporation, in connection with offers and sales related to market-making transactions of an indeterminate amount of PQ Corporation's 7 1/2% Senior Subordinated Notes due 2013. Pursuant to Rule 457(q) under the Securities Act, no filing fee is required.

(3)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act. The guarantees are not traded separately.

        This post-effective amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

SCHEDULE A

SUBSIDIARY GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jursidiction of Incorporation or Organization	Primary Standard Industry Classification Code Number	I.R.S. Employer Indentification No.
Commercial Research Associates, Inc.	Pennsylvania	2800	23-1729766
Delpen Corporation	Delaware	2800	23-1713239
Philadelphia Quartz Company	Pennsylvania	2800	23-1989067
Potters Industries Inc.	New York	2800	22-1933307
PQ Asia Inc.	Delaware	2800	51-0331757
PQ Export Company	Delaware	2800	23-1865646
PQ Holding, Inc.	Delaware	2800	23-2195578
PQ International, Inc.	Pennsylvania	2800	23-2249536
PQ Systems Incorporated	Pennsylvania	2800	23-1965983

EXPLANATORY NOTE

        This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 contains a Prospectus relating to certain market making transactions in an indeterminate amount of the 7 1/2% Senior Subordinated Notes due 2013 (the "Notes") of PQ Corporation to be carried out, from time to time, by J.P. Morgan Securities Inc.

        This Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 incorporates by reference PQ Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the Securities and Exchange Commission (the "SEC") on April 2, 2007, PQ Corporation's Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, as filed with the SEC on May 14, 2007 and PQ Corporation's Current Report on Form 8-K, as filed with the SEC on May 14, 2007.

        Effective January 1, 2007, PQ Corporation completed a business reorganization that aligned its organizational structure to its strategic direction. In connection with this reorganization, PQ Corporation began managing operations, assessing performance, and reporting financial results under three business segments and therefore began reporting financial information based on these segments beginning in the first quarter of 2007. PQ Corporation's reportable segments are organized based on the three operating divisions within the company: Performance Chemicals, Catalysts, and Potters. The revised disclosure in this Post-Effective Amendment No. 2 to the Registration Statement reflects PQ Corporation's change in organization from two business segments to three.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 17, 2007

PRELIMINARY PROSPECTUS

$275,000,000

PQ Corporation

7 1/2% Series B Senior Subordinated Notes due 2013

        We pay interest on the notes on February 15 and August 15 of each year. The notes will mature on February 15, 2013.

        We may redeem some or all of the notes at any time on or after February 15, 2009 at the redemption prices set forth in this prospectus. We may redeem up to 35% of the aggregate principal amount of the notes on or prior to February 15, 2008 with the net proceeds from certain equity offerings. We may also redeem some or all of the notes at any time prior to February 15, 2009 at a redemption price equal to the make-whole amount set forth in this prospectus. In addition, if we undergo a change of control, we may be required to offer to repurchase the notes at the repurchase price set forth in this prospectus.

        The notes are our senior subordinated obligations and rank junior to all of our existing and future senior indebtedness. The notes are guaranteed on a senior subordinated unsecured basis by our existing domestic subsidiaries.

        We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market making transactions in the notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We issued and delivered the notes referred to in this prospectus on June 21, 2006.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 10.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	10
FORWARD-LOOKING STATEMENTS	23
MARKET SHARE AND INDUSTRY DATA	24
USE OF PROCEEDS	25
CAPITALIZATION	26
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	27
SELECTED HISTORICAL FINANCIAL INFORMATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
DESCRIPTION OF OTHER INDEBTEDNESS	36
DESCRIPTION OF THE NOTES	39
BOOK-ENTRY; DELIVERY AND FORM	96
PLAN OF DISTRIBUTION	98
LEGAL MATTERS	99
EXPERTS	99
WHERE YOU CAN FIND ADDITIONAL INFORMATION	99
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	100

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information in this prospectus or incorporated by reference in this prospectus may only be accurate on the date of those documents.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere and incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. Before deciding to invest in our notes you should read this entire prospectus as well as the documents incorporated by reference in this prospectus and should consider, among other things, the matters set forth under the headings "Risk Factors" appearing elsewhere in this prospectus and included in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on May 14, 2007 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes thereto included in our Current Report on Form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus. Unless the context otherwise requires, all references to the "company," "we," "us," and "our" refer to PQ Corporation and its subsidiaries. Our three principal businesses, the Performance Chemicals division, the Catalysts division, and the Engineered Glass Materials division, or the Potters division, are sometimes referred to herein as "Performance Chemicals," "Catalysts" and "Potters," respectively.

Our Company

        We are a leading global producer of inorganic specialty chemicals and engineered glass materials as measured in terms of sales. We conduct our operations through three principal businesses: our Performance Chemicals division, which is a global manufacturer of sodium silicate and related high performance silicate-derivatives, our Catalysts division, which is a leading producer of high performance catalytic zeolites and zeolite-based catalysts and polyolefin catalysts, and our Potters division, which is a global manufacturer of glass spheres used in highway safety and other specialty applications. Our products are used in a variety of predominantly niche applications in a diverse range of industrial, consumer and governmental end-markets. We sell our products in over 100 countries to thousands of customers. We operate 60 manufacturing sites in 19 countries on five continents and have a comprehensive global manufacturing and distribution network to serve the customers in our end-markets. For the year ended December 31, 2006, we generated sales of $708.6 million.

        We have historically generated stable unit volume growth and operating results. From 1995 to 2006, our sales grew organically and through small complementary acquisitions at a compounded annual growth rate of 5.6%. Many of our products are used in a variety of non-discretionary applications or non-cyclical end-markets, including consumer products, food and beverage, highway maintenance, industrial and institutional cleaning, rubber and plastics, and water treatment. Our exposure to economically cyclical end-markets is mitigated by the diversity and low end-market concentration of our broad product portfolio.

        The following table sets forth the sales and the percentage of total sales of our Performance Chemicals division, Catalysts division and Potters division for the year ended December 31, 2006, as well as the principal products and principal end-markets of our major product lines within each division.

Division	Sales		Principal Products		Principal End-Markets
(in millions)
Performance Chemicals	$465.3	(66)%	•	Sodium silicate	•	Agriculture

			•	Magnesium sulfate	•	Chemical manufacturing
			•	Other industrial chemicals	•	Construction
					•	Consumer products
					•	Institutional & industrial cleaning
					•	Pulp & paper
					•	Rubber & plastics
					•	Water treatment
			•	Silica gels	•	Food & beverage
			•	Zeolite	•	Consumer detergents
Catalysts	$21.5	(3)%	•	Zeolite-based catalysts	•	Petrochemicals

					•	Automotive
					•	Refinery
			•	Silica gel catalysts	•	Plastics
Potters	$221.8	(31)%	•	Solid glass spheres	•	Highway safety

					•	Metal finishing
			•	Hollow glass spheres	•	Polymer additives/fillers
			•	Conductive particles	•	EMI shielding materials
Total	$708.6	(100)%

  Performance Chemicals Division

        Our Performance Chemicals division, which accounted for $465.3 million, or 66%, of our sales for the year ended December 31, 2006, has been developing, manufacturing and distributing silicate-based specialty chemicals for over 140 years. We are the largest sodium silicates producers in North America. We operate 38 manufacturing facilities in 14 countries located in North America, Europe and Asia-Pacific. Our principal Performance Chemicals division products include solid and liquid sodium silicate and silicate derivative products. We are a recognized leader in silicate technology with strong market positions in North America, Europe, and Asia-Pacific. Sodium silicate and other silicate derivatives products such as potassium silicate, metasilicate and hydrous silicate are inorganic chemicals primarily used as building blocks to enhance the performance or quality of a diverse range of end products. Significant applications for our silicate products are (1) additives for downstream chemical manufacturing, (2) bleaching aids for pulp and paper manufacturing, (3) gelling or setting agents for soil stabilization in the construction industry, (4) corrosion inhibitors and coagulants for municipal water treatment processes, (5) additives for water-based petroleum drilling fluids that do not require remediation and (6) cleaning agents in laundry and other household detergents.

  Catalysts Division

        Our Catalysts division, which accounted for $21.5 million, or 3%, our of sales for the year ended December 31, 2006, consists of high performance catalytic zeolites and zeolite-based catalysts and polyolefin catalysts. The products in our Catalysts division represent the forward integration of our silicate chemistry into higher value-added products. The division manufactures and sells polyolefin catalysts, high value-added zeolites, and zeolite-based catalysts to the refining, petrochemical, and automotive end-use industries.

  Potters Division

        Our Potters division, which accounted for $221.8 million, or 31%, of our sales for the year ended December 31, 2006, is a recognized leader in engineered glass materials with over 90 years of industry expertise. We operate 22 manufacturing facilities in 11 countries throughout North America, Europe, Asia-Pacific and South America giving us close access to and quick delivery capabilities for our customers worldwide. In January 2007, we added three additional manufacturing sites as part of our acquisition of Flex-O-Lite. Our Potters division manufactures highly engineered solid and hollow glass spheres used in a variety of applications, such as (1) light reflective pavement markings found on highways and roads worldwide, (2) cost-effective polymer additives and fillers used to improve dimensional stability and reduce shrinkage and warping of plastic molded products, (3) conductive particles used in a variety of electronics and (4) blasting media for cleaning, finishing and peening high performance metals used in automotive, aerospace and other manufactured products and components.

Merger Transactions

        On February 11, 2005, we were acquired by Niagara Holdings, Inc. ("Holdings"), a newly formed Delaware corporation affiliated with J.P. Morgan Partners, LLC and certain affiliated funds ("JPMorgan Partners" or "JPMP"); and Peak Investments, LLC, (together with JPMP, the "Sponsors"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2004, among PQ Corporation, Holdings and Niagara Acquisition, Inc., a wholly owned subsidiary of Holdings; (i) Niagara Acquisition, Inc. merged with and into PQ Corporation, with PQ Corporation surviving as a wholly owned subsidiary of Holdings, (ii) PQ Corporation redeemed the outstanding shares of its $16.44 Preferred Stock, Class A in accordance with the terms thereof; and (iii) the common shareholders of PQ Corporation (both Series A and Series B) and holders of options to purchase common stock of PQ Corporation received cash in exchange for their shares or for the cancellation of their options. We refer to the actions set forth in clauses (i), (ii) and (iii) as the "Merger".

        In connection with the Merger, affiliates of JPMorgan Partners and certain members of our senior management contributed approximately $163.6 million in cash to Holdings, which in turn was contributed to the common equity of Niagara Acquisition, Inc. The total merger consideration (including capitalized fees and expenses) paid was approximately $632.5 million. The merger consideration was funded with the proceeds from:

  •
  the investment by the Sponsors and certain members of our senior management in Holdings and the subsequent contribution of the cash proceeds from such investment to us as common equity;

  •
  our issuance of $275.0 million of 7.5% senior subordinated notes due 2013 (referred to herein as the "Notes") and the related subsidiary guarantees; and

  •
  term loan borrowings of $335.0 million under our senior secured credit facilities.

        In this prospectus, we refer to the Merger and the related financing described above, collectively, as the "Transactions." For purposes of identification and description, we are sometimes referred to as the "Predecessor" for the period prior to the Transactions on February 11, 2005, and the "Successor" for the period subsequent to the Transactions.

        The chart below summarizes our ownership and corporate structure after the completion of the Transactions.

(1)
Subsequent to the completion of the Transactions, the senior secured credit facility was amended to increase the senior secured term loan facility to $365 million. Due to regularly scheduled payments of principal under the senior secured term loans, as of March 31, 2007 the amount outstanding was $357.8 million.

(2)
The guarantors guarantee both the senior secured credit facility and the notes. We have four 50/50 equity joint ventures that do not guarantee the notes.

Our Majority Sponsor

        J.P. Morgan Partners, LLC is a private equity division of JPMorgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. JPMP has invested over $15 billion worldwide in consumer, media, energy, industrial, financial services, healthcare and technology companies since its inception in 1984.

        As of August 1, 2006, the investment professionals of JPMP formed entities independent of JPMorgan Chase. The buyout and growth equity professionals formed CCMP Capital Advisors, LLC, which manages JPMP's investment in Holdings pursuant to a management agreement with JPMorgan Chase & Co.

        JPMP is a registered investment adviser with the SEC.

Additional Information

        PQ Corporation is a Pennsylvania corporation. Our principal executive offices are located at 1200 West Swedesford Road, Berwyn, Pennsylvania, 19312, and our telephone number is (610) 651-4200. Our website address is www.pqcorp.com.

Terms of the Notes

Issuer	PQ Corporation
The Notes	$275,000,000 aggregate principal amount of 7 1/2% Senior Subordinated Notes due 2013.
Maturity Date	February 15, 2013.
Interest	7 1/2% per annum, payable semiannually in arrears on February 15 and August 15.
Guarantees
All payments on the notes, including principal and interest, are jointly and severally guaranteed on a senior subordinated unsecured basis by each of our wholly owned domestic subsidiaries that guarantees indebtedness under our senior secured credit facilities.
Ranking	The notes and the subsidiary guarantees are senior subordinated obligations and rank:
• junior to all of our and our subsidiary guarantors' existing and future senior indebtedness;
• equally with any of our and our subsidiary guarantors' existing and future senior subordinated indebtedness;
• senior to any of our and our subsidiary guarantors' other future subordinated indebtedness; and
• effectively junior to (i) all of the liabilities of our subsidiaries that have not guaranteed the notes and (ii) all of our liabilities to the extent they are secured by our assets.
As of March 31, 2007:
• we and our subsidiaries had approximately $673.4 million of total indebtedness;
•
we and our subsidiary guarantors had $357.8 of senior indebtedness, with $57.1 million available and undrawn under our senior secured revolving loans facility (including letters of credit of $5.9 million outstanding); and
• our non-guarantor subsidiaries had aggregate indebtedness of $3.5 million and other liabilities of $82.1 million.
Optional Redemption
We may redeem some or all of the notes on or after February 15, 2009 at the redemption prices listed under "Description of the Notes—Optional Redemption." In addition, on or prior to February 15, 2008, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings. We may also redeem some or all of the notes prior to February 15, 2009 at a redemption price equal to the make-whole amount set forth under "Description of the Notes—Optional Redemption."

Change of Control
Upon certain change of control events, we will be required to make an offer to purchase each holder's notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or make other distributions or repurchase stock;
	•	make investments;
	•	create liens;
	•	sell assets;
	•	engage in transactions with affiliates; and
	•	merge or consolidate with other companies or sell substantially all of our assets.
These covenants are subject to a number of important exceptions and limitations, which are described under "Description of the Notes."

Risk Factors

        Investment in the notes involves substantial risks. You should carefully consider the information in the "Risk Factors" section and all other information included in or incorporated by reference in this prospectus before investing in the notes.

Summary Historical and Pro Forma Financial Information

        The following table presents our summary historical consolidated financial information and our summary pro forma condensed consolidated financial information. The following information is only a summary and should be read in conjunction with the other information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and related notes included in our Current Report on Form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus and "Unaudited Pro Forma Condensed Consolidated Financial Information" appearing elsewhere in this prospectus. For purposes of identification and description, the Company is referred to as the "Predecessor" for the periods prior to the consummation of the Transactions on February 11, 2005 and the "Successor" for the periods subsequent to the Transactions. The summary historical financial information for the year ended December 31, 2004, the six week period ended February 11, 2005, the forty-six week period ended December 31, 2005 and the year ended December 31, 2006 and as of December 31, 2005 and December 31, 2006 have been derived from our audited financial statements included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus. The summary historical unaudited financial information for the three months ended and as of March 31, 2006 and 2007 have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which is incorporated by reference in this prospectus. In the opinion of management, the summary financial information for the interim periods include all adjustments of a normal and recurring nature necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

        The following summary unaudited pro forma condensed consolidated financial information for the year ended December 31, 2005 has been derived from the pro forma financial information under "Unaudited Pro Forma Condensed Consolidated Financial Information." The pro forma financial information has been prepared to give pro forma effect to the Transactions as if they had occurred on January 1, 2005. The pro forma financial information is for informational purposes only and does not purport to represent what our actual results or financial condition would have been had the Transactions actually been consummated on the dates indicated and do not purport to project our results of operations for any future period or our financial condition as of any future date. The unaudited pro forma condensed consolidated financial information has been prepared based upon currently available information and assumptions that we believe are reasonable. Such information and assumptions may prove to be inaccurate over time.

	Predecessor		Successor
						Successor
		Six Weeks Ended February 11, 2005	Forty-six Weeks Ended December 31, 2005		Pro Forma Year Ended December 31, 2005
	Year Ended December 31, 2004			Year Ended December 31, 2006		Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
						(unaudited)	(unaudited)
	(in thousands)
Statement of Operations Data:
Sales	$606,679	$64,195	$571,138	$708,589	$635,333	$166,742	$171,291
Cost of goods sold(1)	454,448	48,576	463,102	549,927	504,876	131,566	135,489

Gross profit	152,231	15,619	108,036	158,662	130,457	35,176	35,802
Selling, general and administrative expense	96,235	11,221	77,317	86,903	82,297	18,727	20,822
Other operating expense(2)	6,375	12,267	22,558	12,486	7,578	4,635	2,433

Operating income (loss)	49,621	(7,869)	8,161	59,273	40,582	11,814	12,547
Equity in net income (loss) from affiliated companies(3)	10,249	(265)	3,108	21,341	7,783	3,418	7,765
Interest expense, net	6,541	771	37,529	51,894	43,104	12,640	13,016
Other (income) expense(4)	1,684	356	8,218	(141)	995	(207)	202

Income (loss) before taxes and minority interest	51,645	(9,261)	(34,478)	28,861	4,266	2,799	7,094
Provision (benefit) for income taxes	12,926	(2,522)	361	13,997	9,015	1,979	3,183
Minority interest(5)	546	59	307	708	300	118	180

Net income (loss)	$38,173	$(6,798)	$(35,146)	$14,156	$(5,049)	$702	$3,731

Statement of Cash Flows Data:
Net cash from:
Operating activities	$87,927	$(6,965)	$18,719	$59,664		$(17,996)	$(4,555)
Investment activities	(33,308)	(2,358)	(658,218)	(32,059)		(6,195)	(31,035)
Financing activities	(53,163)	45,971	613,640	(35,608)		12,539	35,803
Other Financial Data:
Capital expenditures	35,509	$2,358	$25,733	$31,645		$5,870	$4,204
Depreciation and amortization(6)	36,097	4,436	40,174	46,810		11,569	12,951
Cash interest expense	7,304	183	30,429	50,133		17,099	21,688
Ratio of earnings to fixed charges(7)	6.31x	—	—	1.41x		1.13x	1.30x

	Predecessor		Successor
					Successor
		Six Weeks Ended February 11, 2005	Forty-six Weeks Ended December 31, 2005
	Year Ended December 31, 2004			Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(in thousands)
					(unaudited)	(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$12,809	$48,757	$22,972	$15,878	$11,469	$16,272
Working capital(8)	66,710	95,078	94,332	102,541	93,366	110,424
Property, plant and equipment, net	233,986	229,198	318,337	319,469	317,171	324,255
Total assets	509,513	548,065	1,029,873	988,279	1,019,042	1,029,383
Total debt	71,064	115,921	660,510	635,891	676,316	673,389
Capital stock subject to redemption	6,361	6,661	—	—	—	—
Total stockholders' equity	273,930	266,545	46,559	57,633	37,088	64,036

(1)
Cost of goods sold includes a charge of $10,935 for inventory purchase accounting adjustments to eliminate manufacturer's profit for the forty-six week period ended December 31, 2005.

(2)
Other operating expense generally consists of costs related to the Merger, asset impairment charges, gains and losses on the sale of assets, restructuring costs and amortization of intangible assets. The amounts for the six week period ended February 11, 2005 and the forty-six week period ended December 31, 2005, consists primarily of costs related to the Transactions.

(3)
Equity in net income (loss) from affiliated companies represents our share of net income in our 50/50 joint ventures. Included in the amount for the forty-six week period ended December 31, 2005, the year ended December 31, 2006, and the three month periods ended March 31, 2006 and 2007 is amortization of purchase accounting fair value adjustments related to our joint ventures of $6,144, $1,190, $298 and $298, respectively.

(4)
Other (income) expense consists of the amortization of deferred financing fees, the impact of gains or losses on foreign currency transactions denominated in currencies other than the functional currency of the relevant operations, and other non-operating income and expenses. Included in the amount for the forty-six week period ended December 31, 2005 is "make-whole" fees and bridge financing fees of $7,579.

(5)
Minority interest represents the portion of net income attributed to ownership interests of third parties in our subsidiaries that are not wholly owned by us, principally our Performance Chemicals subsidiary in Mexico.

(6)
Included in depreciation and amortization expense for the forty-six week period ended December 31, 2005, the year ended December 31, 2006 and the three month periods ended March 31, 2006 and 2007 is $5,295, $5,860, $1,392 and $1,530, respectively, of additional intangible amortization related to purchase accounting fair value adjustments.

(7)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings include net income (loss) before taxes less equity in net income (loss) from affiliated companies plus dividends received from affiliated companies and fixed charges. Fixed charges include interest expense (plus capitalized interest cost), amortization of debt expense and the implied interest component of operating lease expense. Our earnings would have been insufficient to cover our fixed charges by $8,996 and $31,086 for the six weeks ended February 11, 2005 and for the forty-six weeks ended December 31, 2005, respectively.

(8)
Working capital represents current assets less current liabilities.

RISK FACTORS

        You should carefully consider the risks described below as well as other information we include or incorporate by reference in this prospectus, before making an investment decision in the notes. The risks described below are all of the known risks that we currently deem material. Any of the following risks could have a material adverse effect on our business, financial condition, results of operations or cash flows. In such case, you may lose all or part of your original investment.

Risks Relating to the Notes

  Our substantial leverage and significant debt service obligations could adversely affect our ability to fulfill our obligations, including the notes, and make it more difficult for us to fund our operations.

        As of March 31, 2007, our total indebtedness was $673.4 million and we had $57.1 million available for additional borrowing under our senior secured credit facility. In addition, although the terms of our existing indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Our substantial level of indebtedness could have important negative consequences on our financial condition, including:

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  we may have difficulty satisfying our obligations with respect to the notes;

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  we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

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  we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

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  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

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  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

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  our leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

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  we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes.

  Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

        The terms of the indenture governing the notes and our senior secured credit facility contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we could incur significant additional indebtedness in the future, all of which could constitute senior indebtedness for purposes of the notes. As of March 31, 2007, we had $57.1 million available for additional borrowing under our senior secured credit facility. The more we become leveraged, the more we, and in turn the holders of the notes, become exposed to the risks described above under "—Our substantial leverage and significant debt service obligations could adversely affect our ability to fulfill our obligations, including the notes, and make it more difficult for us to fund our operations."

  We are subject to a number of restrictive covenants which, if breached, may restrict our business and financing activities.

        Our senior secured credit facility and the indenture governing the notes contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and other restrictions on us. Such restrictions affect, and in many respects limit or prohibit, among other things, our ability to:

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  incur additional debt;

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  pay dividends and make distributions;

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  issue stock of subsidiaries;

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  make certain investments;

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  repurchase stock;

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  create liens;

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  enter into affiliate transactions;

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  enter into sale-leaseback transactions;

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  merge or consolidate; and

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  transfer and sell assets.

        In addition, our senior secured credit facility includes other more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes, while borrowings under our senior secured credit facility are outstanding. Our senior secured credit facility also requires us to achieve certain financial and operating results and maintain compliance with specified financial ratios some of which become more restrictive over time. Our ability to comply with these ratios may be affected by events beyond our control.

        A failure to comply with the covenants contained in the credit agreement governing our senior secured credit facility could result in an event of default under the facility, which, if not cured or waived, could have a material adverse affect on our business, financial condition and results of operations. In the event of any default under our senior secured credit facility, the lenders thereunder:

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  will not be required to lend any additional amounts to us;

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  could elect to declare all of our outstanding borrowings, together with accrued and unpaid interest and fees, to be immediately due and payable;

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  could effectively require us to apply all of our available cash to repay these borrowings even if they do not accelerate the borrowings; and

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  could prevent us from making debt service payments on the notes.

These actions could result in an event of default under the indenture for the notes.

        If the indebtedness under our senior secured credit facility or the notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. See "Description of Other Indebtedness" and "Description of the Notes."

  To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our interest expense for the year ended December 31, 2006 and for the three months ended March 31, 2007, excluding amortization of deferred financing fees, was approximately $49.5 million and $12.4 million, respectively.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity and we may not be able to refinance any of our indebtedness, including our senior secured credit facility and the notes, on commercially reasonable terms or at all.

        Without a refinancing, we could be forced to sell assets to make up for any shortfall in our payment obligations under unfavorable circumstances. Furthermore, the Sponsors have no continuing obligation to provide us with debt or equity financing. Our senior secured credit facility and the indenture governing the notes limit our ability to sell assets and also restrict the use of proceeds from that sale. Moreover, our senior secured credit facility is secured on a first-priority basis by certain of our assets, and the notes and the guarantees are unsecured. We may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations, including our obligations on the notes. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay you in the event of an acceleration of the notes.

  We may not have access to the cash flow and other assets of our non-guarantor subsidiaries that may be needed to make payment on the notes.

        Although much of our business is conducted through our subsidiaries, not all of our subsidiaries will guarantee the notes. Accordingly, our ability to make payments on the notes may be or become dependent on the earnings and the distribution of funds from our non-guarantor subsidiaries. Our subsidiaries are permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our non-guarantor subsidiaries will permit these subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, to the extent the guarantees of the notes by our guarantor subsidiaries may be limited or unenforceable, we may also not be able to access the earnings of those subsidiaries to help service the notes. See "—Federal and state statutes allow courts, under specific circumstances, to void the notes, guarantees and require note holders to return payments received."

  Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Furthermore, the guarantees of the notes are effectively subordinated to all our guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and Holdings are party to the senior secured credit facilities, which are secured by liens on substantially all of our assets and the assets of the guarantors. The notes are effectively subordinated to all that secured indebtedness.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of secured indebtedness will have prior claim to those of our or the subsidiary guarantors' assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

        As of March 31, 2007, the aggregate amount of our secured indebtedness and the secured indebtedness of the subsidiary guarantors was approximately $673.4 million, and approximately $57.1 million would have been available for additional borrowing under the senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

  Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the guarantees of the notes are junior to all of our guarantors' existing senior indebtedness and possibly to all their future borrowings.

        The notes and the guarantees rank behind all of our and the subsidiary guarantors' existing senior indebtedness (other than trade payables) and all of our and their future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes and the guarantees. As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the guarantors' senior debt will be entitled to be paid in full before any payment may be made with respect to the notes or the guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with trade creditors and all other holders of our and the guarantor subordinated indebtedness in the assets remaining after we and the subsidiary guarantors have paid all of our senior debt. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of our senior debt.

        As of March 31, 2007, the notes and the guarantees were subordinated to $673.4 million of senior debt and approximately $57.1 million was available for borrowing as additional senior debt under our senior secured credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

  Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries and joint ventures declare bankruptcy, liquidate or reorganize.

        The notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries that are not guaranteeing the notes. In addition, our joint ventures are not guaranteeing the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries or joint ventures, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries or joint ventures before any assets are made available for distribution to us. The notes will not be guaranteed by any of our non-U.S. subsidiaries or by any of our joint ventures. Our foreign subsidiaries and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of our foreign subsidiaries and joint ventures upon their bankruptcy, liquidation or reorganization, and the consequent rights of holders of notes to realize proceeds from the sale of any of their assets, will be effectively subordinated to the claims of creditors of these subsidiaries and joint ventures, including trade creditors and holders of preferred equity interests.

        As of March 31, 2007, the notes were effectively junior to $82.1 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 44% of our sales in the year ended March 31, 2007 and held approximately 29% of our consolidated assets as of March 31, 2007.

  We may not be able to repurchase the notes upon a change of control.

        Upon the occurrence of certain change of control events, we will be required to offer to repurchase all notes that are outstanding at 101% of the principal amount thereof, plus any accrued and unpaid interest. Our senior secured credit facility provides that certain change of control events (including a "Change of Control" as defined in the indenture governing the notes) constitute a default. Any future credit agreement or other agreements relating to indebtedness to which we become a party would likely contain similar provisions. If we experience a change of control that triggers a default under our senior secured credit facility, we could seek a waiver of such default or seek to refinance our senior secured credit facility. In the event we do not obtain such a waiver or refinance the senior secured credit facility, such default could result in amounts outstanding under our senior secured credit facility being declared due and payable. In the event we experience a change of control that results in our having to repurchase your notes, we may not have sufficient financial resources to satisfy all of our obligations under our senior secured credit facility and the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due would result in a default under the indenture.

        In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. Furthermore, the definition of "Permitted Holders" under the indenture governing the notes includes a "group" in which the Sponsors, their affiliates and officers of our company collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or any of its direct or indirect parent entities owned by such group. As a result, the Sponsors may be able to transfer a significant portion of their holdings in our company without triggering a change of control under the indenture. See "Description of the Notes—Certain Covenants," "—Repurchase at the Option of Holders—Change of Control" and "—Certain Definitions—Permitted Holders."

  Federal and state statutes allow courts, under specific circumstances, to void the notes and guarantees and require note holders to return payments received.

        The notes and related guarantees were issued in exchange for our Series A 7 1/2% Senior Subordinated Notes due 2013 and related guarantees, which we originally issued on February 11, 2005. The proceeds from the sale of the Series A notes and related guarantees were used, together with other funds, to satisfy the purchase price of the Merger. If we or any guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the notes or a guarantee, as the case may be. A court might do so if it found that when we issued the notes or the guarantor entered into its guaranty or, in some states, when payments became due under the notes or a guarantee, we or the guarantor received less than reasonably equivalent value or fair consideration and either:

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  was or was rendered insolvent;

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  was left with inadequate capital to conduct our or its business, as applicable; or

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  believed or reasonably should have believed that we or it would incur debts beyond our or its ability to pay, as applicable.

        The court might also void the issuance of the notes or a guaranty, without regard to the above factors, if the court found that we issued the notes or the guarantor entered into its guaranty with actual intent to hinder, delay or defraud our or its creditors, as applicable.

        A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or its guaranty, respectively, if we or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes or a guaranty, you would no longer have a claim against us or the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, however, a court would consider us or a guarantor insolvent if:

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  the sum of our or its debts, as applicable, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of our or its assets, as applicable;

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  the present fair saleable value of our or its assets, as applicable, was less than the amount that would be required to pay our or its probable liability on our or its existing debts, as applicable, including contingent liabilities, as they become absolute and mature; or

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  we or it could not pay our or its debts as they became due.

        Each guaranty contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guaranties from being voided under fraudulent transfer law or may reduce or eliminate the guarantor's obligation to an amount that effectively makes the guaranty worthless.

  An active trading market may not develop for the notes.

        The notes constitute new issues of securities for which there is no established trading market. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that J.P. Morgan Securities Inc. intends to make a market in the notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act and the Exchange Act. Because J.P. Morgan Securities Inc. may be construed to be our affiliate, J.P. Morgan Securities Inc. may be required to deliver a current "market making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus.

        In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the notes.

  We are controlled by an affiliate of JPMP and its interests as an equity holder may conflict with yours as a creditor.

        Affiliates of JPMP own substantially all of Holdings' common stock. Accordingly, JPMP and its affiliates have the power to control us. The interests of JPMP and its affiliates as equity holders may not in all cases be aligned with yours. For example, our equity holders have an interest in causing us to pay cash dividends and/or to enter into certain financing transactions, even though these transactions might result in our being more highly leveraged. In addition, if we encounter financial difficulties, or we are unable to pay our debts as they mature, the interests of our equity holders might conflict with those of the holders of the notes. In that situation, for example, the holders of the notes might want us to raise additional equity from JPMP or other investors to reduce our leverage and pay our debts, while JPMP might not want to increase their investment in us or have their ownership diluted and instead choose to take other actions, such as selling our assets. Additionally, JPMP and certain of its affiliates are in the business of making investments in companies and currently hold, and may from time to time in the future acquire, controlling interests in businesses engaged in the chemical or glass industries that complement or directly or indirectly compete with certain portions of our business. Further, if they pursue such acquisitions in the chemical or glass industry, those acquisition opportunities may not be available to us. So long as JPMP and its affiliates continue to indirectly own a significant amount of our equity, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions.

Risks Relating to Our Business

  We face substantial competition in the markets in which we operate.

        Some of the markets in which we operate for the Performance Chemicals, Catalysts and Potters divisions are highly competitive, and this competition could harm our business and our corresponding, results of operations, cash flow and financial condition. The markets in Europe and certain Asia-Pacific regions are particularly competitive due to the number of both large international producers and smaller regional competitors as well as producers in China. We believe that the most significant competitive factor for these products is selling price and quality. We could be subject to adverse results caused by our competitors' pricing decisions. In addition, current and anticipated future consolidation among our competitors and customers may cause us to lose market share as well as put downward pressure on pricing. In addition, some of our competitors may be larger, may have greater financial resources and/or may have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within the industries in which we compete and throughout the economy as a whole.

  Alternative technology may eliminate the need for our specialty chemicals and engineered glass products.

        Our customers may pursue alternative technology that could eliminate the need for specialty chemicals and engineered glass materials. The potential development and implementation of new technology could seriously impair our ability to profitably market some of our products if we are unable to respond appropriately to such new developments. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

  Increased costs of raw materials and natural gas may result in increased operating expenses and adversely affect our results of operations and cash flow.

        To produce basic chemicals and engineered glass, we purchase significant amounts of raw materials, such as soda ash, cullet, industrial sand, ATH, and sodium hydroxide (commonly known as caustic soda). The cost of these raw materials, in the aggregate, represents a substantial portion of our operating expenses. Our results of operations have been and could in the future be significantly affected by increases in these costs. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable and cost effective substitutes. Any interruption of supply or any price increase of raw materials could adversely affect our profitability.

        We purchase our North American soda ash requirements through long-term supply contracts and have historically been able to mitigate exposure to increases in market pricing. As these contracts expire, we cannot provide assurance that we will be able to renegotiate or enter into new supply contracts that will offer protection from market fluctuations or be on terms that are satisfactory to us. We typically do not enter into any forward contracts to hedge raw material price risks that we face. In the event of future price increases in soda ash or any of the other raw materials necessary to produce our basic chemicals, we may not be able to match raw material price increases with corresponding product price increases. Although in the past we have entered into long-term supply contracts for certain of our raw materials, we cannot provide assurance that in the future we will enter into such contracts or that any such contracts will be on favorable terms or will adequately protect us against increases in the costs of raw materials.

        In addition, we purchase significant amounts of natural gas to supply the energy required in our production processes for our products. The cost of natural gas has significantly increased in the last few years, and our results of operations have been affected by these increases. We have attempted to mitigate our exposure to energy price volatility by implementing a hedging program in the U.S., and entering into forward purchases in the U.S., Canada and Europe, however we cannot provide assurance that our hedging strategy will be successful. If energy prices continue to rise, our profitability could be adversely affected.

  Demand for some of our products is seasonal and we may experience prolonged depressed market conditions for our products.

        Our Potters division, which accounted for 31% of our sales for the year ended December 31, 2006, typically experiences seasonal fluctuations in sales and profitability, with generally lower sales and profit in the first and fourth quarters of our fiscal year. This seasonality is due to the fact that highway reflectorized striping projects typically occur during warmer weather months. As a result, our working capital requirements tend to be higher in the first and fourth quarter and, accordingly, can adversely affect our liquidity and cash flow. In addition, sales in our Performance Chemicals division, which accounted for 66% of our sales for the year ended December 31, 2006, reflect the general cyclical pattern of the industries for the end users of our chemical products. In general, downturns in economic conditions can cause fluctuations in demand for our products, product prices, volumes and margins. Our Catalysts division, which accounts for 3% of our sales, and a large portion of our income from operations, for the year ended December 31, 2006, is characterized by relatively large, individually significant orders that coincide with the three to four year catalyst replacement lifecycle, especially for Zeolyst International ("ZI"). Future economic conditions may not be favorable to our industry and future growth in demand for our products if any, may not be sufficient to alleviate any existing or future conditions of excess industry capacity. In addition, sales of certain of our products, including a substantial portion of our Performance Chemicals division's products, are dependent upon the continued demand from a number of key customers. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could have a material adverse effect on our financial condition and results of operations and could also result in impairments of certain of our assets. We cannot provide assurance that a continuation of current economic conditions or a further economic downturn in one or more of the geographic regions in which we sell our products would not have a material adverse effect on our results of operations.

  Reductions in highway safety spending could result in a decline in our sales.

        Approximately 56% of our sales in the Potters division for the year ended December 31, 2006 were derived from highway safety spending. Sales of our Potters division products to the highway safety end-market is in part dependent upon federal, state, local and foreign government budgets. A decrease in or termination of governmental budgeting for new highway safety programs or a significant decrease in the use of our materials in any new highway safety projects could have an adverse effect on our business, financial condition, results of operations or cash flows by decreasing the profitability of our Potters division. See "Business—Potters Division" included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus.

  As a global business, we are exposed to local business risks in different countries which could have a material adverse effect on our financial condition, results of operations and cash flows.

        We have significant operations in many countries, including manufacturing sites, research and development facilities and sales personnel and customer support operations. Currently, we operate 60 sites in 19 countries. In January 2007, we added three additional manufacturing sites as part of our acquisition of Flex-O-Lite. For the year ended December 31, 2006, our foreign subsidiaries accounted for 46% of our sales. Our operations are affected directly and indirectly by global regulatory, economic and political conditions, including:

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  new and different legal and regulatory requirements in local jurisdictions;

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  export duties or import quotas;

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  domestic and foreign customs and tariffs or other trade barriers;

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  potential difficulties in staffing and labor disputes;

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  managing and obtaining support and distribution for local operations;

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  increased costs of, and availability of, transportation or shipping;

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  credit risk and financial conditions of local customers and distributors;

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  potential difficulties in protecting intellectual property;

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  risk of nationalization of private enterprises by foreign governments;

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  potential imposition of restrictions on investments;

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  potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  capital controls;

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  potential difficulties in obtaining and enforcing legal judgments in jurisdictions outside the U.S.;

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  potential difficulties in obtaining and enforcing relief in the U.S. against parties located outside the U.S.;

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  foreign exchange restrictions and fluctuations; and

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  local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

        In addition, our facilities may be targets of terrorist activities that could result in full or partial disruption of the activities of such facilities.

  If we lose certain key personnel or are unable to hire additional qualified personnel, our business could be adversely affected because we may not be able to execute our business strategy.

        Our success depends, in part, upon the continued services of our highly skilled personnel involved in management, research, production and distribution and, in particular, upon the efforts and abilities of our executive management group. Although we believe that we are currently adequately staffed in key positions, we cannot provide assurance that we will be able to retain such personnel on acceptable terms or at all. Michael Boyce became our chief executive officer upon the consummation of the Transactions. If we lose the service of any member of our executive management group, including Mr. Boyce, we may not be able to hire replacements with the same level of industry experience and knowledge necessary to execute our business strategy, which in turn could have a material adverse effect on our business, financial condition, results of operations or cash flows.

  Certain of our businesses are subject to government regulation, and could be adversely affected by future governmental regulation.

        In order to obtain regulatory approval of certain of our new products, we must, among other things, demonstrate to the relevant authority that the product is safe and effective for its intended uses and that we are capable of manufacturing the product in accordance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate sales from those products, and those sales may be important in funding our significant debt service obligations.

        New laws and regulations, and changes in existing laws and regulations, may be introduced in the future that could result in additional compliance costs, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. For example, as discussed in more detail in "Business—Environmental Regulations" included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, we may be materially impacted by the EU regulation commonly known as REACH. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, any of which could have an adverse effect on our business, financial condition and results of operations. In addition, we benefit from certain trade protections, including antidumping protection. If we were to lose these protections, our results of operations could be adversely affected.

  Exchange rate fluctuations could adversely affect our results of operations and cash flows.

        As a result of our international operations, for the year ended December 31, 2006, we generated 46% of our sales and incurred a significant portion of our expenses in currencies other than U.S. dollars. To the extent we are unable to match sales made in foreign currencies with costs paid in the same currency, exchange rate fluctuations could have a negative impact on our financial condition, results of operations or cash flows. Additionally, because our consolidated financial results are reported in dollars, if we generate sales or earnings in other currencies, the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings. In addition, our debt service requirements are primarily in U.S. dollars even though a significant percentage of our cash flow is generated in foreign currencies. The main currencies to which we are exposed, besides the U.S. dollar, are the euro, the Canadian dollar, the Mexican peso and the Australian dollar. The exchange rates between these currencies and the U.S. dollar in recent years have fluctuated significantly and may continue to do so in the future. In addition, currency fluctuations may affect the comparability of our results of operations and cash flows between financial periods.

        In addition to currency translation risks, we incur currency transaction risk whenever we or one of our subsidiaries enter into either a purchase or a sales transaction using a currency other than the local currency of the transacting entity. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations and cash flows. We have in the past experienced economic loss and a negative impact on earnings as a result of foreign currency exchange rate fluctuations. Any future fluctuations may have a similar or greater impact on our business since we expect that the amount of our sales denominated in non-dollar currencies may increase in future periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk" included in our Current Report on Form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus.

  We may be liable for damages based on product liability claims brought against us and our customers in our end-use markets.

        The sale of our products involves the risk of product liability claims. Certain of our products provide critical performance functions to our customers' end-products. Some of our products are used in and around other chemical manufacturing facilities, highways, airports and other locations where personal injury or property damage may occur. There can be no assurance that our products will not be the subject of product liability claims or suits. In addition, if a person brings a product liability claim or suit against one of our customers, this customer may attempt to seek a contribution from us. A successful product liability claim or series of claims against us in excess of our insurance coverage for payments for which we are not otherwise indemnified could have a material adverse effect on our financial condition, results of operations or cash flows.

  Environmental, health and safety matters could require material expenditures and changes in our operations.

        We are subject to local, state, federal and foreign environmental, health and safety laws and regulations concerning, among other things, emissions to the air, discharges to land and water, the generation, handling, treatment and disposal of, or exposure to, hazardous substances. Our facilities typically require operating permits that are subject to renewal. Compliance with environmental laws and regulations may require us to make significant site or operational modifications at substantial cost. Environmental laws and regulations are complex, and both the laws and regulations and the interpretation thereof change frequently and have tended to become more stringent over time. We cannot provide assurance that we have been, or will be at all times, in compliance with all of these requirements and that the resolution of these environmental matters will not have a material adverse effect on our results of operations, financial condition and cash flows in any given period.

        Non-compliance with, or claims arising under, environmental laws and regulations could subject us to material liabilities, such as fines, damages, criminal or civil sanctions and remediation costs, or result in interruptions in our operations. We are involved from time to time in administrative or legal proceedings relating to environmental matters. For example, as discussed in more detail in "Legal Proceedings" included in our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which is incorporated by reference in this prospectus, we are on probation until May 2007 as a result of our pleading guilty in 2004 to felony violations of the federal Clean Water Act for unauthorized discharges from three of our facilities.

        Under certain environmental laws, liability for the cleanup of contaminated sites can be imposed retroactively and on a joint and several basis. We could be held responsible for all cleanup costs at a site, whether currently or formerly owned or operated, and regardless of fault, knowledge, timing or cause of the contamination. In addition, we may face liability for personal injury, property damage, and natural resource damage resulting from environmental conditions attributable to us. We are currently, and may in the future be, responsible for some or all of the investigation or remediation costs for certain contaminated property, including property where we have disposed of our waste. The discovery of currently unknown contaminants or the imposition of additional cleanup obligations at these or other properties could result in significant liabilities. Such environmental liabilities attached to our properties or for which we are otherwise responsible could have a material adverse effect on our results of operations or financial condition. For further discussion of these and other issues, see "Business—Environmental Regulations" included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus.

        Further, we are exposed to the risks and hazards associated with chemical manufacturing and the related use, storage and transportation of raw materials, products and wastes in or from our manufacturing sites or our distribution centers. These hazards could lead to an interruption or suspension of operations, and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on our company as a whole.

  Acquisitions that we pursue may present unforeseen integration obstacles or costs.

        We may selectively pursue complementary acquisitions and joint ventures, each of which inherently involve a number of risks and present financial, managerial and operational challenges, including:

  •
  potential disruption of our ongoing business and distraction of management;

  •
  difficulty with integration of personnel and financial and other systems;

  •
  hiring additional management and other critical personnel; and

  •
  increasing the scope, geographic diversity and complexity of our operations.

        In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

  Our failure to protect our intellectual property rights could adversely affect our future performance and growth.

        Protection of our proprietary processes, methods, compounds and other technologies is important to our business. We depend upon our ability to develop and protect our intellectual property rights to distinguish our products from those of our competitors. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on a combination of patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. We currently own approximately 60 patented inventions, with 207 patents issued in countries around the world and over 40 patent applications pending worldwide. Some of these patents are licensed to others. In addition, we have acquired the rights under patents and inventions of others through licenses.

        Measures taken by us to protect these assets and rights may not provide meaningful protection for our trade secrets or proprietary manufacturing expertise and adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets or manufacturing expertise. In addition, our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot provide assurance that any pending patent application filed by us will result in an issued patent or, if patents are issued to us, that those patents will provide meaningful protection against competitors or against competitive technologies. The failure of our patents or other measures to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business, financial condition, results of operations and cash flows.

  Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

        Although it is our policy and intention not to infringe valid patents, in the future our processes and products may inadvertently infringe on issued patents or other intellectual property rights of others. For example, our products or our technology may unintentionally be subject to filed patent applications by third parties that cover our products or technology. If patents are subsequently issued on these applications or if patents that cover our products or technology are already in existence, we may be liable for infringement. We may also be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our business. If we were to discover that our processes or products infringe the valid intellectual property rights of others, we might need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We may not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

Other Risks

  Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act may adversely affect us.

        The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the SEC that are now applicable to us have increased the scope, complexity and cost of our corporate governance, reporting and disclosure practices. We expect to experience greater outside and internal costs as a result of our continuing efforts to comply with the Sarbanes-Oxley Act, including provisions that are not currently applicable to us but will become so.

        We are currently not required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until we file our Annual Report on Form 10-K for our fiscal year ending December 31, 2007, so long as we continue to meet the definition of a non-accelerated filer. In our Annual Report on Form 10-K for the year ending December 31, 2007, our management will be required to provide an assessment as to the effectiveness of our internal control over financial reporting, which assessment will be deemed furnished to rather than filed with the SEC. In our Annual Report on Form 10-K for the year ending December 31, 2008 and for each fiscal year thereafter, our management will be required to provide an assessment as to the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to provide an attestation as to our management's assessment, which assessment and attestation will be filed with the SEC.

        We believe that we will be able to timely meet our obligations under Section 404 and that our management will be able to certify as to the effectiveness of our internal control over financial reporting. However, we have in the past identified material weaknesses in our internal control over financial reporting which have since been corrected, and we may identify additional deficiencies or material weaknesses that we cannot remedy in a timely manner. In such event, we may be unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting.

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and the information incorporated by reference in this prospectus, contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. Readers can identify these statements by the fact that they do not relate strictly to historical or current events. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

  •
  our business strategies and implementation of our business plans as discussed under "Business—Our Business Strategy" included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus;

  •
  our leverage and ability to service debt;

  •
  changes in demand for our products;

  •
  competition;

  •
  fluctuations in interest rates, exchange rates and currency values;

  •
  availability and pricing of raw materials;

  •
  fluctuations in energy prices;

  •
  changes in the end-use markets in which our products are sold;

  •
  changes in the general economic conditions in North America and Europe and in other locations in which we currently do business;

  •
  technological changes affecting production of our materials; and

  •
  governmental and environmental laws and regulations and changes in those laws and regulations.

        There are a number of variables that could cause our actual results to differ materially from the forward-looking statements in this prospectus and the information incorporated by reference in this prospectus. Forward-looking statements can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus and the information incorporated by reference in this prospectus, will be important in determining future results. Consequently, we cannot provide assurance that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

        Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Also, please note that we provide a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this prospectus and our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations.

MARKET SHARE AND INDUSTRY DATA

        Unless otherwise indicated, all information contained in or incorporated by reference in this prospectus concerning the specialty chemicals and engineered glass materials industry in general, including information regarding (1) our market position and market share within our industries and our end-use markets, (2) historical data concerning pricing, sales, volume and capacity and growth of sales, volume and capacity in our industry and our end-use markets and (3) expectations regarding future growth of sales, volume or capacity in our industry and our end-use markets, is based on management's estimates. Such estimates are derived from our own internal company research and publicly available information released by third party sources. Unless otherwise noted, all of our market share and market position information presented in or incorporated by reference in this prospectus is an approximation.

        Our internal company research has not been independently verified by any independent source, and we have not independently verified any of the data from third party sources and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any industry data presented herein or therein, estimates, in particular as they relate to general expectations concerning the specialty chemicals and engineered glass industries, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Forward-Looking Statements" and "Risk Factors" in this prospectus and the documents incorporated by reference herein.

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the notes by J.P. Morgan Securities Inc. in market making transactions. We will not receive any of the proceeds from these transactions.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007 on an actual basis. This table should be read in conjunction with "Use of Proceeds" appearing elsewhere in this prospectus and the other information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included in our Current Report on form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus.

March 31, 2007
(in thousands) (unaudited)
Cash and cash equivalents	$16,272

Long-term debt (including current portion):
Notes payable	$3,541
Senior secured term loans	357,848
Senior secured revolving loans(1)	37,000
Senior subordinated notes due 2013	275,000

Total long-term debt (including current maturities)	673,389
Stockholder's equity	64,036

Total capitalization	$737,425

(1)
The senior secured revolving loans facility provides for up to $100.0 million of revolving credit borrowings and letters of credit, with approximately $5.9 million of letters of credit outstanding and $57.1 million of availability as of March 31, 2007.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma information is derived from our financial statements incorporated by reference in this prospectus, adjusted to give pro forma effect to the Transactions as if the Transactions had occurred on January 1, 2005. The unaudited pro forma financial information is presented for the year ended December 31, 2005. The Company is referred to as the "Successor" for the historical forty-six week period ended December 31, 2005 and the "Predecessor" for the historical six week period ended February 11, 2005.

        The unaudited pro forma adjustments are based upon available information, the structure of the Transactions and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information does not purport to represent what our results of operations would have been had the Transactions actually occurred on the date indicated, nor do they purport to project our results of operations for any future period. The information set forth below should be read together with the other information contained under the captions "Use of Proceeds," "Capitalization" and "Selected Historical Financial Information" appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and related notes included in our Current Report on Form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus.

PQ Corporation and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Operations
for the Year Ended December 31, 2005
(in thousands)

	Historical
	Successor	Predecessor			Pro Forma
	Forty-Six Weeks Ended December 31, 2005	Six Weeks Ended February 11, 2005	Adjustments		Fifty-Two Weeks Ended December 31, 2005
Sales	$571,138	$64,195	$—		$635,333
Cost of goods sold	463,102	48,576	83 (10,935 4,050	(a) )(b) (d)	504,876

Gross Profit	108,036	15,619	6,802		130,457
Selling, general and administrative expense	77,317	11,221	10 (430 (2,405 (3,338 (78	(a) )(c) )(g) )(h) )(d)	82,297
Other operating expense (income)	22,558	12,267	653 (29,900 2,000	(d) )(i) (l)	7,578

Operating income (loss)	8,161	(7,869)	40,290		40,582
Equity in net income from affiliated companies	3,108	(265)	4,940	(k)	7,783
Interest expense, net	37,529	771	4,804	(e)	43,104
Other non-operating expense (income), net	8,218	356	(7,579	)(j)	995

Income (loss) before income taxes	(34,478)	(9,261)	48,005		4,266
Provision (benefit) for income taxes	361	(2,522)	11,176	(f)	9,015
Minority interest	307	59	(66)		300

Net (loss) income	$(35,146)	$(6,798)	$36,895		$(5,049)

PQ Corporation and Subsidiaries
Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations
(in thousands)

(a)
Represents incremental depreciation expense on fair market value adjustments for property plant and equipment. The company estimated an average useful life of 20 years for buildings and improvements, 6.5 years for plant and equipment and 4 years for other personal property for the property plant and equipment valuation adjustments.

(b)
Represents elimination of the impact on cost of goods sold resulting from the sale of the FIFO and average cost basis inventory that was revalued in purchase accounting in order to eliminate manufacturer's profit.

(c)
Represents the reduction in pension expense due to elimination of amortization expense associated with the unamortized transition obligation, and unrecognized actuarial losses and prior service costs that were recognized in connection with the application of purchase accounting.

(d)
Represents the amortization expense on the purchase accounting adjustments for identifiable intangible assets. Amortization periods on these intangibles are 40 years for customer relationships, 12 years for technical know-how, 3 years for non-compete agreements and approximately 3 years for supplier contracts. Trade names have been determined to have indefinite lives.

(e)
Increased interest expense is based upon the debt incurred to effect the financing of the Merger:

Year Ended December 31, 2005
Subordinated notes(1)	$20,625
Senior credit facility(1)(3)	18,425
Revolving credit facility commitment fee(1)	500
Deferred financing fees(2)	2,260
Adjustment to reverse historical interest expense, net of interest on capital leases still in effect	(37,006)

Total	$4,804

  (1)
  The interest rate is 7.5% on the $275,000 subordinated notes and 5.5% on the $365,000 senior credit facility (LIBOR plus 200 basis points) for the term loan with a commitment fee of 0.5% on the unutilized portion of the revolving credit facility. None of the $100,000 revolver was utilized in the above computation.

  (2)
  Capitalized debt issuance costs of $16,503 amortized over a range of 6–8 years.

  (3)
  A change in the interest rate of one-eighth of one percent would change interest expense by $419, assuming the revolver was undrawn.

(f)
Income taxes reflect the tax effect of the pro forma adjustments on a consolidated company basis. The net tax benefit is calculated at blended federal and state rate of 38.25%, consisting of a federal tax rate of 35% and an average state tax rate of 5.5% (3.25% after-tax), taking into consideration adjustments for certain non-deductible expenses.

(g)
Represents the reversal of stock compensation expense related to the acceleration of the Predecessor's stock options and awards that vested in connection with the Transactions.

(h)
Represents the reversal of the write-off of in-process research and development capitalized and immediately written-off in purchase accounting.

(i)
Represents elimination of the following transaction costs relating to the sale of the company that were expensed during the twelve months ended December 31, 2005:

Year Ended December 31, 2005
Sponsors and broker fees	$15,096
Severance	9,533
Legal and consulting	3,757
Other transaction related costs	1,514

Total	$29,900

(j)
Represents elimination of $5,279 of make-whole fees due to the prepayment of existing debt and bridge financing fees of $2,300 related to the Transactions that were expensed during the year ended December 31, 2005.

(k)
Represents elimination of the impact on equity affiliates' cost of goods sold resulting from the sale of inventory that was revalued in purchase accounting in order to eliminate manufacturer's profit of $5,251 in the successor period ended December 31, 2005. In addition, equity affiliates' depreciation and amortization expense was increased $311 for property, plant and equipment and intangibles fair value adjustments.

(l)
Records an annual monitoring fee of $2,000 payable to the Sponsors beginning in 2006.

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table presents our selected historical consolidated financial information. The following information is only a summary and should be read in conjunction with the other information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and related notes included in our Current Report on Form 8-K filed with the SEC on May 14, 2007 and our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus and "Unaudited Pro Forma Condensed Consolidated Financial Information" appearing elsewhere in this prospectus. For purposes of identification and description, we are referred to as the "Predecessor" for the periods prior to the consummation of the Transactions on February 11, 2005 and the "Successor" for the periods subsequent to the Transactions. The selected historical financial information for the year ended December 31, 2004, the six week period ended February 11, 2005, the forty-six week period ended December 31, 2005 and the year ended December 31, 2006 and as of December 31, 2005 and December 31, 2006 have been derived from our audited financial statements included in our Current Report on Form 8-K filed with the SEC on May 14, 2007, which is incorporated by reference in this prospectus. The selected historical financial information for the years ended December 31, 2002 and 2003 and as of December 31, 2002, 2003 and 2004 have been derived from our audited financial statements that are not included in or incorporated by reference in this prospectus, with certain reclassifications to conform to the presentation of our 2006 audited financial statements. The summary historical unaudited financial information for the three months ended and as of March 31, 2006 and 2007 have been derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which is incorporated by reference in this prospectus. In the opinion of management, the summary financial information for the interim periods include all adjustments of a normal and recurring nature necessary for a fair presentation of the information set forth therein. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

	Predecessor
					Successor
	Year Ended December 31,							Successor
				Six Weeks Ended February 11, 2005	Forty-six Weeks Ended December 31, 2005		Pro Forma Year Ended December 31, 2005
						Year Ended December 31, 2006		Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	2002	2003	2004
	(in thousands)
								(unaudited)	(unaudited)
Statement of Operations Data:
Sales	$506,421	$534,823	$606,679	$64,195	$571,138	$708,589	$635,333	$166,742	$171,291
Cost of goods sold(1)	376,165	404,302	454,448	48,576	463,102	549,927	504,876	131,566	135,489

Gross profit	130,256	130,521	152,231	15,619	108,036	158,662	130,457	35,176	35,802
Selling, general and administrative expense	79,387	86,347	96,235	11,221	77,317	86,903	82,297	18,727	20,822
Other operating expense(2)	3,034	5,093	6,375	12,267	22,558	12,486	7,578	4,635	2,433

Operating income (loss)	47,835	39,081	49,621	(7,869)	8,161	59,273	40,582	11,814	12,547
Equity in net income (loss) from affiliated companies(3)	6,646	3,212	10,249	(265)	3,108	21,341	7,783	3,418	7,765
Interest expense, net	8,055	7,386	6,541	771	37,529	51,894	43,104	12,640	13,016
Other (income) expense(4)	(790)	2,015	1,684	356	8,218	(141)	995	(207)	202

Income (loss) before taxes and minority interest	47,216	32,892	51,645	(9,261)	(34,478)	28,861	4,266	2,799	7,094
Provision (benefit) for income taxes	15,484	(1,700)	12,926	(2,522)	361	13,997	9,015	1,979	3,183
Minority interest(5)	876	587	546	59	307	708	300	118	180

Net income (loss)	$30,856	34,005	$38,173	$(6,798)	$(35,146)	$14,156	$(5,049)	$702	$3,731

Statement of Cash Flows Data:
Net cash from:
Operating activities	$62,523	$67,478	$87,927	$(6,965)	$18,719	$59,664		$(17,996)	$(4,555)
Investment activities	(28,833)	(44,967)	(33,308)	(2,358)	(658,218)	(32,059)		(6,195)	(31,035)
Financing activities	(42,033)	(18,454)	(53,163)	45,971	613,640	(35,608)		12,539	35,803
Other Financial Data:
Capital expenditures	$28,670	$30,518	35,509	$2,358	$25,733	$31,645		$5,870	$4,204
Depreciation and amortization(6)	39,951	36,456	36,097	4,436	40,174	46,810		11,569	12,951
Cash interest expense	9,802	8,287	7,304	183	30,429	50,133		17,099	21,688
Ratio of earnings to fixed charges(7)	4.98x	4.03x	6.31x	—	—	1.41x		1.13x	1.30x
Balance Sheet Data (at end of period):
Cash and cash equivalents	$6,282	$10,784	$12,809	$48,757	$22,972	$15,878		$11,469	$16,272
Working capital(8)	54,638	48,028	66,710	95,078	94,332	102,541		93,366	110,424
Property, plant and equipment, net	224,384	227,218	233,986	229,198	318,337	319,469		317,171	324,255
Total assets	461,583	510,080	509,513	548,065	1,029,873	988,279		1,019,042	1,029,383
Total debt	111,650	105,774	71,064	115,921	660,510	635,891		676,316	673,389
Capital stock subject to redemption	2,612	2,747	6,361	6,661	—	—		—	—
Total stockholders' equity	206,717	248,101	273,930	266,545	46,559	57,633		37,088	64,036

(1)
Cost of goods sold includes a charge of $10,935 for inventory purchase accounting adjustments to eliminate manufacturer's profit for the forty-six week period ended December 31, 2005.

(2)
Other operating expense generally consists of costs related to the Merger, asset impairment charges, gains and losses on the sale of assets, restructuring costs and amortization of intangible assets. The amounts for the six week period ended February 11, 2005 and the forty-six week period ended December 31, 2005, consists primarily of costs related to the Transactions.

(3)
Equity in net income (loss) from affiliated companies represents our share of net income in our 50/50 joint ventures. Included in the amount for the forty-six week period ended December 31, 2005, the year ended December 31, 2006 and the three month periods ended March 31, 2006 and 2007 is amortization of purchase accounting fair value adjustments related to our joint ventures of $6,144, $1,190, $298 and $298, respectively.

(4)
Other (income) expense consists of the amortization of deferred financing fees, the impact of gains or losses on foreign currency transactions denominated in currencies other than the functional currency of the relevant operations, and other non-operating income and expenses. Included in the amount for the forty-six week period ended December 31, 2005 is "make-whole" fees and bridge financing fees of $7,579.

(5)
Minority interest represents the portion of net income attributed to ownership interests of third parties in our subsidiaries that are not wholly owned by us, principally our Performance Chemicals subsidiary in Mexico.

(6)
Included in depreciation and amortization expense for the forty-six week period ended December 31, 2005, the year ended December 31, 2006 and the three month periods ended March 31, 2006 and 2007 is $5,295, $5,860, $1,392 and $1,530, respectively, of additional intangible amortization related to purchase accounting fair value adjustments.

(7)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings include net income (loss) before taxes less equity in net income (loss) from affiliated companies plus dividends received from affiliated companies and fixed charges. Fixed charges include interest expense (plus capitalized interest cost), amortization of debt expense and the implied interest component of operating lease expense. Our earnings would have been insufficient to cover our fixed charges by $8,996 and $31,086 for the six weeks ended February 11, 2005 and for the forty-six weeks ended December 31, 2005, respectively.

(8)
Working capital represents current assets less current liabilities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of our Common Stock is held by Holdings, and its address is 1200 West Swedesford Road, Berwyn, Pennsylvania, 19312. The Common Stock of Holdings is comprised of Class A Common Stock and Class B Common Stock. The Class A Common Stock and Class B Common Stock have the same rights and privileges, rank equally and share ratably and are otherwise identical except the Class B Common Stock is the sole voting stock of Holdings. In the event that Holdings makes a distribution, the holders of Class B Common Stock are entitled to receive such distribution prior in right to the holders of Class A Common Stock up to an amount equal to each Class B Common Stock holder's "Paid-In Capital" (the amount originally paid by each for the Class B Common Stock). Once the holders of Class B Common Stock have received distributions equal to the aggregate Paid-In Capital, then holders of Class A Common Stock and the Class B Common Stock are equally entitled to receive distributions. The following table sets forth information with respect to the beneficial ownership of the Common Stock of Holdings as of May 17, 2007:

  •
  each person that is a beneficial owner of more than 5% of the Common Stock;

  •
  each of our directors and Named Executive Officers; and

  •
  all of our directors and executive officers as a group.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, or to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock.

	Beneficial Ownership of Holdings
Name of Beneficial Owner	Number of Shares of Class A and Class B Common Stock beneficially owned	% of Common Stock(1)
	# of Shares	% of Class
Funds affiliated with JPMP(2), c/o JPMP Capital Corp., 270 Park Avenue, New York, NY 10017	168,155	83.7
Stephen V. McKenna(3)	—	—
Arnold L. Chavkin(3)	—	—
Timothy J. Walsh(3)	—	—
Peter Savage(4)	272	*
Barry Goldstein(4)	272	*
Michael R. Boyce(5)	13,943	6.9
Scott Randolph(6)	2,000	1.0
William J. Sichko, Jr.(7)(8)	2,536	1.3
Michael R. Imbriani	—	—
James P. Cox(9)	1,218	*
Erwin J. Goede(10)	909	*
All executive officers and directors as a group (12 persons)(11)	23,150	11.5

*
Less than 1%.

(1)
Represents the aggregate ownership of the Class A and Class B Common Stock of Holdings.

(2)
The funds affiliated with JPMP are J.P. Morgan Partners (BHCA), L.P. ("BHCA"), J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P. and J.P. Morgan Partners Global Investors

  (Selldown) II, L.P. (collectively, the "Global Fund Entities"), each of which hold 94,884 shares, 22,694 shares, 3,487 shares, 11,393 shares, 1,274 shares, 7,684 shares and 26,738 shares of Class B Common Stock, respectively. The general partner of BHCA is JPMP Master Fund Manager, L.P., and the general partner of each of the Global Fund Entities is JPMP Global Investors, L.P. JPMP Capital Corp., a wholly owned subsidiary of JPMorgan Chase & Co., is the General Partner of each of JPMP Master Fund Manager, L.P. and JPMP Global Investors, L.P. Voting and disposition decisions at JPMP Capital Corp. are made by three or more of its officers, and therefore no individual officer of JPMP Capital Corp. is the beneficial owner of the securities. The address for each of these entities is 270 Park Avenue, New York, New York 10017, except that the address of each Cayman Global Fund Entity is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands.

(3)
Mr. Chavkin is a Senior Advisor and Mr. McKenna and Mr. Walsh are Managing Directors of CCMP Capital Advisors, LLC ("CCMP Capital"), a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners, LLC ("JPMP") who separated from JPMorgan Chase & Co. to form an independent private equity platform. CCMP Capital provides investment advisory services to JPMP as to the investment by BHCA and the Global Fund Entities in Holdings. Each of Messrs. McKenna, Chavkin and Walsh disclaims any beneficial ownership of any shares beneficially owned by JPMP Capital Corp. or its affiliates, except to the extent of their respective pecuniary interest therein, if any.

(4)
All shares are Class B Common Stock.

(5)
Includes 6,000 shares of Class A Common Stock held by The Michael R. Boyce Family Trust-1997 over which the trustees have dispositive control and 7,943 shares of Class B Common Stock held by PQP LLC, which Mr. Boyce may be deemed to beneficially own by virtue of his status as manager of PQP LLC.

(6)
All shares are Class A Common Stock.

(7)
Includes 2,000 shares of Class A Common Stock held by The William J. Sichko Family Trust-2005 over which the trustee has dispositive control and 536 shares of Class B Common Stock held by PQ Equity Investors LLC, which Mr. Sichko may be deemed to beneficially own by virtue of his status as manager of PQ Equity Investors LLC.

(8)
Does not include 6,000 shares of Class A Common Stock held by The Michael R. Boyce Family Trust-1997 over which Mr. Sichko, as co-trustee, shares dispositive control and may be deemed to beneficially own. Mr. Sichko disclaims such beneficial ownership and the foregoing is not an admission that Mr. Sichko is the beneficial owner of such shares.

(9)
Includes 1,000 shares of Class A Common Stock and 218 shares of Class B Common Stock.

(10)
Includes 800 shares of Class A Common Stock and 109 shares of Class B Common Stock.

(11)
Includes 13,800 shares of Class A Common Stock and 9,350 shares of Class B Common Stock.

DESCRIPTION OF OTHER INDEBTEDNESS

        We summarize below the principal terms of the agreements that govern our senior secured credit facilities. This summary is not a complete description of all of the terms of the agreements.

Senior Secured Credit Facilities

        The senior secured credit facilities are provided by a syndicate of banks and other financial institutions. The senior secured credit facilities provide financing of up to $465 million, consisting of:

  •
  a $365 million senior secured term loans facility with a maturity of seven years; and

  •
  a $100 million senior secured revolving loans facility with a maturity of six years.

        The senior secured revolving loans facility include borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

        Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate of UBS AG, Stamford Branch, as administrative agent and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The applicable margin for borrowings under the senior secured term loans facility is currently 2.00%. However, if Moody's Investor Services, Inc. and Standard & Poor's Ratings Services respectivley rate our senior, secured long-term indebtedness for borrowed money below B+/B1, the applicable margin will increase to 2.25%. The applicable margin for borrowings under the senior secured revolving loans facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings. The applicable margin for borrowings under the senior secured revolving loans facility may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facilities, we are required to pay a commitment fee to the lenders under the senior secured revolving loans facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% (subject to reduction upon attainment of certain leverage ratios). We will also pay customary letter of credit fees.

Prepayments

        The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

  •
  50% of excess cash flow (which percentage we expect will be reduced to certain levels upon the achievement of certain leverage ratios) beginning with our first full fiscal year after the closing;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations; and

  •
  100% of the net proceeds of any incurrence of debt or preferred stock other than debt permitted under the senior secured credit facilities.

        We may voluntarily repay outstanding loans under the senior secured credit facilities at any time without premium or penalty (other than customary breakage costs with respect to LIBOR or Eurocurrency loans).

Amortization

        The senior secured term loans facility amortizes each year in an amount equal to approximately 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facilities.

        Principal amounts outstanding under the senior secured revolving loans facility will be due and payable in full at maturity, which is six years from the date of the closing of the Transactions.

Guarantee and Security

        All obligations under the senior secured credit facilities are unconditionally guaranteed by Holdings and, subject to certain exceptions, each of our existing and future direct and indirect domestic subsidiaries, which we refer to, collectively, as U.S. Guarantors.

        Obligations under the senior secured credit facilities, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of Holdings and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of our capital stock by Holdings and a pledge of 100% of the capital stock of substantially all U.S. Guarantors;

  •
  a pledge of 65% of the capital stock of each first tier foreign subsidiary; and

  •
  a security interest in substantially all of our tangible and intangible assets as well as those of each U.S. Guarantor (but excluding leased property, vehicles, cash and deposit accounts).

Certain Covenants and Events of Default

        The senior secured credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness or issue preferred stock;

  •
  repay other indebtedness (including the notes);

  •
  pay dividends and distributions or repurchase our capital stock;

  •
  create liens on assets;

  •
  make investments, loans, guarantees or advances;

  •
  make certain acquisitions;

  •
  engage in mergers or consolidations;

  •
  enter into sale and leaseback transactions;

  •
  engage in certain transactions with affiliates;

  •
  amend certain material agreements governing our indebtedness, including the notes;

  •
  change the business conducted by Holdings and its subsidiaries;

  •
  enter into agreements that restrict dividends from subsidiaries;

  •
  make capital expenditures; and

  •
  enter into hedging agreements.

        In addition, the senior secured credit facilities require us to maintain the following financial covenants:

  •
  an initial maximum total leverage ratio of 6.75 to 1.00 with annual step-downs as follows:

Period	Ratio
March 31, 2006—December 31, 2006	6.50 to 1.00
March 31, 2007—December 31, 2007	5.50 to 1.00
March 31, 2008—December 31, 2008	4.75 to 1.00
March 31, 2009 and thereafter	4.00 to 1.00
  •
  and an initial minimum interest coverage ratio of 1.75 to 1.00 with annual step-ups as follows:

Period	Ratio
March 31, 2006—December 31, 2006	2.00 to 1.00
March 31, 2007—December 31, 2007	2.25 to 1.00
March 31, 2008—December 31, 2008	2.50 to 1.00
March 31, 2009 and thereafter	2.75 to 1.00

        The senior secured credit facilities also contain certain customary affirmative covenants and events of default.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the term (1) "Company" refers only to PQ Corporation and not to any of its Subsidiaries and (2) the term "Notes" means the Company's 7 1/2% Senior Subordinated Notes due 2013 issued under the Indenture and outstanding from time to time.

        The Company originally issued $275.0 million in aggregate principal amount of its Series A Notes on February 11, 2005 in a private placement and issued $275.0 million in aggregate principal amount of its Series B Notes in exchange for all Series A Notes on June 21, 2006 pursuant to a registered exchange offer. The Company issued the Notes under an indenture dated as of February 11, 2005 (the "Indenture"), among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee").

        The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in its entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders. We have filed a copy of the Indenture as an exhibit to the registration statement which includes this prospectus.

        The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

        The Notes:

  •
  are general unsecured obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the Company; and

  •
  rank pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company.

        The Guarantees:

  •
  are general unsecured obligations of each Guarantor;

  •
  are subordinated in right of payment to all existing and future Guarantor Senior Debt of such Guarantor; and

  •
  rank pari passu in right of payment with any future Senior Subordinated Indebtedness of such Guarantor.

        As of March 31, 2007, the Company and the Guarantors had outstanding total Senior Debt and Guarantor Senior Debt, as applicable, of $357.8 million, all of which is secured. Under the Credit Agreement, an additional $57.1 million will be available for revolving borrowings (we also have letters of credit of $5.9 million outstanding). All of these borrowings will be secured if borrowed. As discussed in detail below under the caption "—Subordination," payments on the Notes and the Guarantees are subordinated to the payment of Senior Debt or Guarantor Senior Debt, as applicable. The Indenture permits the Company and the Guarantors to incur additional Senior Debt and Guarantor Senior Debt.

        On the Issue Date, all of the Subsidiaries of the Company were "Restricted Subsidiaries." Under the circumstances described under the caption "—Certain Covenants—Restricted Payments" and the definition of "Unrestricted Subsidiary," the Company is permitted to designate certain of its

Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture and do not guarantee the Notes.

Principal, Maturity and Interest

        The Notes were initially issued in an aggregate principal amount of $275.0 million. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes offered hereby. Such Additional Notes will be identical in all material respects to the Notes, except that any Additional Notes offered in the future will have different issuance dates and may have different issuance prices. The Notes will mature on February 15, 2013.

        The Notes were initially issued in denominations of $1,000 and integral multiples of $1,000. Interest on the Notes accrues at the rate of 7 1/2% per annum and is payable semi-annually in arrears on February 15 and August 15. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the Company at least three Business Days prior to the applicable payment date, the Company, through the paying agent or otherwise, will pay all principal, interest and premium, if any, on that holder's Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Company will maintain one or more paying agents (each, a "paying agent") for the Notes.

        The Company will also maintain one or more registrars (each, a "registrar") and will maintain a transfer agent. The initial registrar is Wells Fargo Bank, National Association and the initial transfer agent is Wells Fargo Bank, National Association and the registrar and the transfer agent maintains a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Company.

        The Company may change the paying agents, the registrars or the transfer agents without prior notice to the holders. The Company or any of its Restricted Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Ranking

  Senior Debt versus Notes

        The payment of principal, interest and premium, if any, on, and other obligations with respect to the Notes and the payment of any Guarantee is (i) subordinated in right of payment to the prior payment in full of all Senior Debt, or the Guarantor Senior Debt of the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the Credit Agreement and under any other Senior Debt or any Guarantor Senior Debt incurred after the Issue Date and (ii) is effectively subordinated in right of payment to the prior payment in full of all other secured Indebtedness of the Company and such relevant Guarantor, as the case may be, as to the assets securing such Indebtedness.

        As of March 31, 2007:

  (1)
  the Company's Senior Debt was $357.8 million, all of which consisted of secured indebtedness under the Credit Agreement, excluding potential additional borrowings of $57.1 million under the revolving credit facility, constituting part of the Credit Agreement, any of which borrowings would constitute Senior Debt if and when borrowed; and

  (2)
  Guarantor Senior Debt was $357.8 million, all of which represented the Guarantors' Guarantee of indebtedness under the Credit Agreement, excluding the Guarantees of the potential additional borrowings under the revolving credit facility constituting part of the Credit Agreement, any of which Guarantees would constitute Guarantor Senior Debt if and when loans are made under the revolving credit facility.

        Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Debt or Guarantor Senior Debt, as applicable. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock".

  Liabilities of Subsidiaries versus Notes

        All of the operations of the Company are conducted through its Subsidiaries. Some of the Subsidiaries of the Company are not Guaranteeing the Notes, and, as described below under "—Guarantees", Guarantees of Subsidiaries may be released under certain circumstances. In addition, future Subsidiaries of the Company may not be required to Guarantee the Notes. Claims of creditors of any Subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries generally have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such claims do not constitute senior debt of such Subsidiaries. Accordingly, the Notes and each Guarantee are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such Subsidiaries that are not Guarantors.

        The Subsidiaries of the Company that are not Guarantors accounted for approximately $308.7 million, or 44%, of consolidated total revenues of the Company for the year ended December 31, 2006, approximately $74.5 million, or 44%, of consolidated total revenues of the Company for the three months ended March 31, 2007, and approximately $294.3 million, or 29%, of consolidated total assets of the Company as of March 31, 2007. See Note 28 to the audited consolidated financial statements contained in our Current Report on Form 8-K filed with the Commission on May 14, 2007 and Note 18 to the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007, which are incorporated by reference in this prospectus. Although the Indenture limits the incurrence of Indebtedness and preferred stock by the Company and certain of its Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock".

  Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company or any Guarantor that is Senior Debt or Guarantor Senior Debt, as applicable, rank senior to the Notes and the relevant Guarantee, as the case may be, in accordance with the provisions of the Indenture. The Notes and each Guarantee rank, in all respects, pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Guarantor, as the case may be.

        The Company and the Guarantors have agreed in the Indenture that it and they will not incur any Indebtedness that is subordinate or junior in right of payment to Senior Debt or Guarantor Senior Debt unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Senior Debt or Guarantor Senior Debt as subordinated or junior to any other Senior Debt or Guarantor Senior Debt merely because it has a junior priority with respect to the same collateral.

  Payment of Notes

        The holders of Senior Debt are entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect to the applicable Senior Debt, whether or not such interest is an allowed or allowable claim under applicable law) (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge," if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) before the holders of Notes will be entitled to receive any payment with respect to the Notes, in the event of any distribution to creditors of the Company:

  (1)
  in a liquidation or dissolution of the Company;

  (2)
  in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

  (3)
  in an assignment for the benefit of creditors; or

  (4)
  in any marshaling of the Company's assets and liabilities.

        The Company also may not make any payment in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge," if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) if:

  (1)
  a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of that series of Designated Senior Debt.

        Payments on the Notes may and will be resumed:

  (1)
  in the case of a payment default, upon the date on which such default is cured or waived; and

  (2)
  in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Additional Interest, if any, on the Notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any holder of the Notes receives a payment or distribution in respect of the Notes (except that holders may receive and retain Permitted Junior Securities or payments pursuant to the provisions described under the sections entitled "—Legal Defeasance and Covenant Defeasance" or "—Satisfaction and Discharge", if the subordination provisions described in this section were not violated at the time the applicable amounts were deposited in trust or with the Trustee, as applicable, pursuant to such sections) when the payment or distribution is prohibited by the subordination provisions of the Indenture, then the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.

        The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

        A Guarantor's obligations under its Guarantee are senior subordinated obligations. As such, the rights of holders of the Notes to receive payment by a Guarantor pursuant to its Guarantee are subordinated in right of payment to the rights of holders of Guarantor Senior Debt of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Notes apply equally to a Guarantor and the obligations of such Guarantor under its Guarantee of the Notes.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors—Risks Related to the Notes—Your right to receive payments on the notes is junior to our existing senior indebtedness and possibly all of our future borrowings. Further, the Guarantees of the Notes are junior to all of our Guarantors' existing senior indebtedness and possibly to all their future borrowings."

Optional Redemption

        At any time prior to February 15, 2008, the Company may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture

(calculated after giving effect to any issuance of Additional Notes), with the net cash proceeds of one or more Equity Offerings, at a redemption price of 107.5% of the principal amount of the Notes, plus accrued and unpaid interest, to the redemption date (provided, however, that if the Equity Offering is an offering by any direct or indirect parent entity of the Company, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that:

  (1)
  at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Notes held by the Company and its Subsidiaries); and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Equity Offering.

        The Notes may be redeemed, in whole or in part, at any time prior to February 15, 2009, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        On or after February 15, 2009, the Company may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, on the Notes to be redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2009	103.750%
2010	101.875%
2011 and thereafter	100.000%

        The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Guarantees

        Each domestic Subsidiary that guarantees Indebtedness under the Credit Agreement jointly and severally guarantees the Company's obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee is subordinated to the applicable Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee are limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with, into or to any other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation or Sale of Assets." The Guarantee of a Guarantor will be released in the event that:

  (1)
  (a)(x) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Guarantor, if such sale, disposition or other transfer is made in compliance with the provisions of the Indenture described under "—Repurchase at the Option of

    Holders—Asset Sales" and (y) such Guarantor is released from its Indebtedness and guarantee, if any, of, and all pledges and security, if any, granted in connection with the Credit Agreement;

  (b)
  the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under "—Certain Covenants—Restricted Payments" and the definition of "Unrestricted Subsidiary,"

  (c)
  if the Company exercises its legal defeasance option or its covenant defeasance option as described under "—Legal Defeasance and Covenant Defeasance" or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

  (d)
  such Guarantor has been released from its Indebtedness and guarantee, if any, of, and all pledges and security, if any, granted in connection with the Credit Agreement.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales." The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption "—Optional Redemption," with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless the Company at such time has given notice of redemption under the second or third paragraph under the caption "—Optional Redemption," with respect to all outstanding Notes, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers' certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

        The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control or conditional upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

        The Credit Agreement prohibits the Company from purchasing Notes, and also provides that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. Prior to complying with any of the provisions of this "Change of Control" covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. If the Company does not repay such Senior Debt or obtain such consents, the Company will remain prohibited from purchasing Notes in a Change of Control, which after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would in turn constitute a default under the Credit Agreement. In such circumstance, the subordination provisions of the Indenture would likely restrict payment to the holders of Notes.

        Future indebtedness that the Company or its Subsidiaries may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or its Subsidiaries and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Notes. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that it could decide to do so in the future. Subject to the limitations discussed below, the Company or its Subsidiaries could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of the Company or its credit ratings. Restrictions on the ability of the Company and its Subsidiaries to incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (2)
  except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (2) above, the amount of (i) any liabilities (as shown on the Company's or the applicable Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii), not to exceed the greater of (x) $35 million and (y) 3 1/2% of Total Assets (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option:

  (1)
  to permanently reduce Obligations under Senior Debt (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided, however, that if the Company shall so reduce Obligations under Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by causing the Company to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and

    Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

  (2)
  to an investment in (A) any one or more businesses; provided, however, that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

  (3)
  to an investment in (A) any one or more businesses; provided, however, that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.

        Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within 365 days from the date of the receipt of such Net Proceeds shall constitute "Excess Proceeds"; provided, however, that if during such 365-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) or (3) of the immediately preceding paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

        When the aggregate amount of Excess Proceeds exceeds $15 million, the Company, or the applicable Restricted Subsidiary, will make an offer (an "Asset Sale Offer") to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

        Pending the final application of any Net Proceeds, the Company, or the applicable Restricted Subsidiary, may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

        If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company, or the applicable Restricted Subsidiary of the Company, may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the Excess Proceeds which served as the basis for such Asset Sale Offer will be reset at zero.

        The Company, or the applicable Restricted Subsidiary, will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company, or the applicable Restricted Subsidiary, will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

  (2)
  if the Notes are not listed on any national securities exchange, on a pro rata basis to the extent practicable.

        No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of that Note upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

  Restricted Payments

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (a)
  declare or pay any dividend or make any other distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable solely to the Company or any other Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

  (b)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

  (c)
  make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of "Permitted Debt" or (y) the purchase, repurchase or other acquisition or retirement of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or

  (d)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

    (1)
    no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

    (2)
    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (3)
    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (11), (12), (13), (14), (16), (17) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of

    (a)
    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2005 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

    (b)
    100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company's direct or indirect parent entities to members of management, directors or consultants of the Company, any direct or indirect parent entity of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

    (c)
    100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the

        Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

      (d)
      without duplication of any amounts included in clause (4) of the paragraph below and to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received after the Issue Date by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

      (e)
      in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment), plus

      (f)
      $15 million.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any direct or indirect parent entity of the Company ("Retired Capital Stock") or Indebtedness subordinated to the Notes in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock and the Cash Contribution Amount) ("Refunding Capital Stock") and (B) the declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

  (3)
  the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, the Company or a Guarantor which is incurred in compliance with the covenant "—Incurrence of Indebtedness and Issuance of Preferred

    Stock" so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any reasonable premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to such Notes so redeemed, repurchased, acquired or retired, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the Notes or the final scheduled maturity date of the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Notes or the Indebtedness subordinated to such Notes being so redeemed, repurchased, acquired or retired;

  (4)
  a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent entities (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to the immediately succeeding calendar year); and provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent entities in connection with the Transactions that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent entities pursuant to a deferred compensation plan of such corporation plus (C) the cash proceeds of "key man" life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

  (5)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

  (6)
  the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent entity of the Company the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent entity of the Company issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions thereon) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.0 to 1 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Company from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

  (7)
  Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $15 million (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

  (8)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

  (9)
  the payment of dividends on the Company's common stock following the first public offering of the Company's common stock or the common stock of any of its direct or indirect parent entities after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Company after the Issue Date in any such public offering, other than public offerings with respect to the Company's common stock registered on Form S-4 or Form S-8;

  (10)
  Investments that are made with Excluded Contributions;

  (11)
  other Restricted Payments in an aggregate amount not to exceed $50 million;

  (12)
  cash dividends or other distributions on the Company's or any Restricted Subsidiary's Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions or this offering, in each case to the extent permitted (to the extent applicable) by the covenant described under "—Transactions with Affiliates;"

  (13)
  distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

  (14)
  the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Repurchase at the Option of Holders—Asset Sales"; provided, however, that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

  (15)
  Intentionally omitted;

  (16)
  the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent entity of the Company in amounts required for such Person to pay, without duplication:

  (A)
  franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

  (B)
  income taxes pursuant to the tax allocation agreement described under the heading "Certain Relationships and Related Party Transactions—Tax Consolidation" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus;

    (C)
    customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers and employees of such direct or indirect parent entity of the Company to the extent such salaries, bonuses, severance, indemnities and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

    (D)
    general corporate overhead expenses for such direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

    (E)
    reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent entity of the Company;

  (17)
  any payments made in connection with the consummation of the Transactions or as contemplated by the related Purchase Agreement (other than payments to any Permitted Holder or any Affiliate thereof);

  (18)
  cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); or

  (19)
  the payment of dividends and other distributions to any direct or indirect parent entity of the Company in an amount equal to any reduction in taxes actually realized by the Company and its Restricted Subsidiaries in the form of refunds or from deductions when applied to offset income or gain as a direct result of (i) transaction fees, (ii) commitment and other financing fees or (iii) severance, change in control and other compensation expense incurred in connection with the repurchase or rollover of stock options or transaction bonuses, in each case in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (9), (11), (14) and (19) above, no Default shall have occurred and be continuing or would occur as a consequence thereof.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

        As of the date of this prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries. The Company's four 50/50 joint ventures are not "Subsidiaries" and are not restricted by the covenants in the Indenture. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this summary.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively "incur") any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company, any Restricted Subsidiary that is a Guarantor or any Foreign Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor or any Foreign Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.0 to 1 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, the principal amount of all such Indebtedness incurred and the liquidation value of all Preferred Stock issued by Foreign Subsidiaries under this provision shall not exceed $50 million outstanding at any time.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Company, a Guarantor or a Foreign Subsidiary of Indebtedness under the Credit Agreement together with the incurrence by the Company, any Restricted Subsidiary or a Foreign Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, outstanding at any one time, not to exceed the sum of (x) $375 million and (y) the greater of (i) $100 million and (ii) the sum of (A) 50% of the book value of the inventory of the Company and the Restricted Subsidiaries and (B) 70% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, less (z) the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales; provided, however, such Indebtedness incurred by Foreign Subsidiaries under this clause (1) shall not exceed the aggregate amount of $50 million outstanding at any time;

  (2)
  the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) issued on the Issue Date and the related exchange Notes (including any Guarantee thereof);

  (3)
  Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

  (4)
  Indebtedness (including Capitalized Lease Obligations) incurred by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4), does not exceed the greater of (x) $50 million and (y) 5.0% of Total Assets;

  (5)
  Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (6)
  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such disposed business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

  (7)
  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness and the obligee thereunder is not the Company, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

  (8)
  shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

  (9)
  Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity price risk;

  (10)
  obligations in respect of performance, bid and surety bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

  (11)
  Indebtedness or Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $75 million;

  (12)
  (x) any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such

    Restricted Subsidiary is permitted under the terms of the Indenture; provided, however, that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Restricted Subsidiary that is not a Guarantor of Indebtedness of another Restricted Subsidiary that is not a Guarantor incurred in accordance with the terms of the Indenture, and (z) any guarantee by a Guarantor of Indebtedness of the Company incurred in accordance with the terms of the Indenture;

  (13)
  the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund, refinance, defease or discharge any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2), (3) and (4) above, this clause (13) and clauses (14), (19) and (20) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Notes or the Indebtedness being refunded or refinanced; and provided further, however, that subclauses (A), (B) and (E) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

  (14)
  Indebtedness or Preferred Stock of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided further, however, that after giving effect to such incurrence of Indebtedness either (A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) such Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

  (15)
  Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

  (16)
  Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

  (17)
  Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

  (18)
  Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company or any of its direct or indirect parent entities permitted by the covenant described under the caption "—Restricted Payments";

  (19)
  Contribution Indebtedness;

  (20)
  Indebtedness of the Company or a Guarantor incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the acquisition by the Company or such Guarantor of property used or useful in a Permitted Business (including a Product) (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with, any Person owning such assets); provided, however, that the Fixed Charge Coverage Ratio of the Company for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred, determined on a pro forma basis as if such Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, (A) would have been at least 1.75 to 1 and (B) would have been greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger; and

  (21)
  Indebtedness of the Company or any Restricted Subsidiary consisting of (x) the financing insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date is deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and the Company shall not be permitted to reclassify all or any portion of such Indebtedness.

        For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the

U.S. Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. The maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

  Limitation on Layering

        The Indenture governing the Notes provides that the Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) or Guarantor Senior Debt (including Acquired Debt) of the Company or such other Guarantor, as the case may be, unless such Indebtedness is either:

  (1)
  Senior Subordinated Indebtedness; or

  (2)
  subordinate in right of payment to the Notes or the Guarantees, as the case may be.

  Liens

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of the Company or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

  (1)
  in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

  (2)
  in all other cases, the Notes and any related Guarantees are equally and ratably secured,

        except that the foregoing shall not apply to:

    (i)
    Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

    (ii)
    Liens securing the Notes and the related Guarantees (including exchange Notes issued in a registered exchange offer for Additional Notes issued and secured by a Lien in each case in accordance with the terms of the Indenture) and the related Guarantees;

    (iii)
    Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

    (iv)
    Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the Company or any of its Restricted Subsidiaries; or

  (3)
  sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents as in effect on the Issue Date or (y) on the Issue Date, including, without limitation, pursuant to Existing Indebtedness and related documentation;

  (2)
  the Indenture, the Notes and the Guarantees (including any exchange Notes issued in a registered exchange offer with respect to the Notes and related Guarantees);

  (3)
  purchase money obligations or other obligations described in clause (4) of the second paragraph of "—Incurrence of Indebtedness and Issuance of Preferred Stock" (but not subject to the dollar limit in such clause (4)) for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

  (4)
  applicable law or any applicable rule, regulation or order;

  (5)
  any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof or to provide all or a portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

  (6)
  contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

  (7)
  Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions "—Incurrence of Indebtedness and Issuance of Preferred Stock" and "—Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness;

  (8)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (9)
  other Indebtedness or Preferred Stock of the Company, any Restricted Subsidiary that is a Guarantor or any Foreign Subsidiary, in each case that is incurred subsequent to the Issue Date pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (10)
  customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements;

  (12)
  any encumbrance or restriction of a Securitization Subsidiary effected in connection with a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary; and

  (13)
  any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, however, that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, not materially less favorable to the holders of the Notes than encumbrances and restrictions contained in such predecessor agreements.

  Merger, Consolidation or Sale of Assets

        The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is, in the case of the Company, a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the "Successor Company");

  (2)
  the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists; and

  (4)
  immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.

        The Indenture also provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See "—Guarantees."

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

        The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

        This "—Merger, Consolidation or Sale of Assets" covenant does not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries. Notwithstanding the foregoing, clauses (3) and (4) are not applicable to (a) any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company merging with an Affiliate solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

  Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction") involving aggregate consideration in excess of $5 million, unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

  (2)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, a majority of the disinterested members of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (2)
  Restricted Payments (other than pursuant to clause (7) of the second paragraph of "—Certain Covenants—Restricted Payments") and Permitted Investments (other than pursuant to clauses (3) and (10) of the definition thereof) permitted by the Indenture;

  (3)
  the payment to the Sponsors, any of their Affiliates, and officers of the Company or any of its Restricted Subsidiaries, of management, consulting, monitoring and advisory fees, termination payments and related reasonable expenses pursuant to the Management Agreement or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the Management Agreement);

  (4)
  the payment of reasonable and customary compensation and fees paid to, and indemnities provided on behalf of (and entering into related agreements with) officers, directors, employees or consultants of the Company, any of its direct or indirect parent entities, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

  (5)
  payments made by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of the Company in good faith;

  (6)
  transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

  (7)
  payments or loans (or cancellations of loans) to employees or consultants of the Company or any of its direct or indirect parent entities or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under the Indenture, but in any event not to exceed $5 million in the aggregate outstanding at any one time;

  (8)
  payments made or performance under any agreement as in effect on the Issue Date and described in the Offering Circular (other than the Management Agreement and Shareholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date);

  (9)
  the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Shareholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the Issue Date and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Shareholders Agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

  (10)
  the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses incurred in connection with the Transactions;

  (11)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

  (12)
  the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

  (13)
  the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent company of the Company or a Restricted Subsidiary of the Company, as appropriate, in good faith;

  (14)
  the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (16)(B) of the second paragraph of the covenant described under "—Restricted Payments;"

  (15)
  any contribution to the capital of the Company;

  (16)
  transactions between the Company or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Company or any direct or indirect parent company of the Company and such director is the sole cause for such Person to be deemed an Affiliate of the Company or any of its Restricted Subsidiaries; provided, however, that such director abstains from voting as director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

  (17)
  pledges of Equity Interests of Unrestricted Subsidiaries; and

  (18)
  any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

  Business Activities

        The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

  Payments for Consent

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Additional Guarantees

        After the Issue Date, the Company will cause each of its Domestic Subsidiaries (other than a Domestic Subsidiary that is at the time a Guarantor) that incurs any Indebtedness under the Credit Agreement or guarantees any Indebtedness outstanding under the Credit Agreement, at the same time, to execute and deliver to the Trustee a Guarantee pursuant to which such Domestic Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the Indenture on the same terms and conditions as those set forth in the Indenture with respect to the original Guarantors.

        Each such Guarantee will be subject to being released in accordance with the provisions of the Indenture described under "—Guarantees."

Reports

        Whether or not required by the Commission, the Company will file with the Commission (unless the Commission will not accept such filing) and, if not filed electronically with the Commission through the Commission's Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), the Company will furnish to the holders of Notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K (or Form 20-F if the Company is a

    "foreign private issuer" as such term is defined under the rules and regulations of the Commission), if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will make such information and reports referred to in Clauses (1) and (2) above available to securities analysts and prospective investors upon request and, for so long as any Notes remain outstanding, the Company will furnish to the holders of the Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        In the event that any direct or indirect parent company of the Company is or becomes a Guarantor of the Notes, the Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company; provided, however, that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent company and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Guarantors and the other Subsidiaries of the Company on a standalone basis, on the other hand.

Events of Default and Remedies

        Under the Indenture, an Event of Default is defined as any of the following:

  (1)
  the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium and Additional Interest, if any, on the Notes, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (2)
  the Company defaults in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (3)
  the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

  (4)
  a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25 million (or its foreign currency equivalent) or more at any one time outstanding;

  (5)
  certain events of bankruptcy affecting the Company or any Significant Subsidiary;

  (6)
  the failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

  (7)
  the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceasing to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of the Indenture, and such Default continues for 10 days.

        If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

        If an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.

        The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any of its Subsidiaries or any of its direct or indirect parent entities, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

Governing Law

        The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture ("Legal Defeasance") except for:

  (1)
  the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event that a Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but including such events with respect to Significant Subsidiaries) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes issued under the Indenture and the Guarantors will be released from their Guarantees of the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

  (6)
  the Company must deliver to the Trustee an opinion of counsel to the effect that: (a) the trust funds will not be subject to any rights of holders of Senior Debt or Guarantor Senior Debt, including, without limitation, those arising under the Indenture; and (b) the trust funds will not be subject to the effect of the preference provisions of Section 547 of the United States Federal Bankruptcy Code;

  (7)
  the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

  (8)
  the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

  (1)
  reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders" except as set forth in item (10) below);

  (3)
  reduce the rate of or change the time for payment of interest on any Note issued thereunder;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than that stated in the Notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any,

    on the Notes issued thereunder or impair the right of any holder of Notes to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders" except as set forth in item (10) below);

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes;

  (9)
  modify the Guarantees in any manner adverse to the holders of the Notes; or

  (10)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

  (1)
  to cure any ambiguity, mistake, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company's or such Guarantor's obligations under the Indenture;

  (4)
  to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

  (5)
  to secure the Notes;

  (6)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

  (7)
  to add a Guarantee of the Notes; or

  (8)
  to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided, however, that such sale, designation or release is in accordance with the applicable provisions of the Indenture.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material debt instrument to which the Company is a party or by which the Company is bound;

  (3)
  the Company has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the Company, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue to serve as trustee or resign.

        The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a more detailed presentation of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.

        "Additional Interest" has the meaning set forth in the Registration Rights Agreement.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

  (1)
  1.0% of the then outstanding principal amount of the Note; and

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the Note at February 15, 2009 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Note, through February 15, 2009 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the then outstanding principal amount of the Note.

        "Asset Sale" means (i) the sale, conveyance, transfer, lease or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary other than directors' qualifying shares or shares required to be held by Foreign Subsidiaries (whether in a single transaction or a series of related transactions), in each case, other than:

  (1)
  a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

  (2)
  the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption "Certain Covenants—Merger, Consolidation or Sale of Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

  (3)
  the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption "Certain Covenants—Restricted Payments" or the granting of a Lien permitted by the covenant contained under the caption "Certain Covenants—Liens;"

  (4)
  any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $7.5 million;

  (5)
  any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

  (6)
  the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

  (7)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries made pursuant to clause (10) of the definition of "Permitted Investments");

  (8)
  foreclosures on assets;

  (9)
  disposition of an account receivable in connection with the collection or compromise thereof;

  (10)
  sales of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" to a Securitization Subsidiary in connection with any Qualified Securitization Financing;

  (11)
  a transfer of Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing;

  (12)
  the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property; and

  (13)
  the sale of any property in a sale/leaseback transaction within six months of the acquisition of such property.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns", "Beneficially Owned" and "Beneficial Ownership" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Stock" means:

  (1)
  in the case of a corporation, capital stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

  (1)
  U.S. dollars or, in the case of the Company or any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

  (2)
  securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 12 months from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $250 million;

  (4)
  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-2 from Moody's or P-2 from S&P;

  (6)
  readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 12 months or less from the date of acquisition;

  (7)
  instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

  (8)
  investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, to any Person other than to a Permitted Holder;

  (2)
  the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Beneficial Ownership, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities; or

  (3)
  the first day on which the majority of the Board of Directors of the Company then in office shall cease to consist of individuals who (i) were members of the Board of Directors of the Company on the Issue Date or (ii) were either (x) nominated for election by the Board of Directors of the Company, a majority of whom were directors on the Issue Date or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (i) or (ii), "Continuing Directors").

        "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Issue Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees, (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period; provided, however, that Securitization Fees shall not be deemed to constitute Consolidated Interest Expense.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

  (1)
  any net after-tax extraordinary, unusual or nonrecurring gains or losses (including, without limitation, severance, relocation, transition and other restructuring costs and litigation settlements or losses) shall be excluded;

  (2)
  the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

  (3)
  any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

  (4)
  the Net Income for such period of any Person that is not a Subsidiary of such Person, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided, however, that, to the extent not already included, Consolidated Net Income of such Person shall be (A) increased by the amount of dividends or other distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions or other payments made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below) and (B) decreased by the amount of any equity of the Company in a net loss of any such Person for such period to the extent the Company has funded such net loss;

  (5)
  solely for the purpose of determining the amount available for Restricted Payments under clause (3) of the first paragraph of "Certain Covenants—Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided, however, that the Consolidated Net Income of such Person shall be, subject to the exclusion contained in clause (4) above, increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein;

  (6)
  non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

  (7)
  any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

  (8)
  the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs) in connection with the Transactions or any future acquisition, merger, consolidation or similar transaction (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

  (9)
  any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

  (10)
  an amount equal to the distributions actually made to any parent company of such Person in respect of such period in accordance with clause (16)(B) of the second paragraph of the covenant described under "Certain Covenants—Restricted Payments" shall be included as though such amounts had been paid by such Person for such period for the expense or cost incurred by such parent company and for which such distribution was made;

  (11)
  any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

  (12)
  accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded; provided, however, that any noncash item that represents an accrual or reserve for a cash expenditure for a future period shall be treated as an expense in such future period when cash is paid (except to the extent such item would otherwise be excluded under this definition);

  (13)
  unrealized gains and losses relating to hedging transactions and mark-to-market Indebtedness denominated in foreign currencies resulting from the application of Statement of Financial Accounting Standards No. 52 shall be excluded; and

  (14)
  fees, expenses and charges in connection with the Transactions shall be excluded.

        Notwithstanding the foregoing, for the purpose of the covenant contained under the caption "—Certain Covenants—Restricted Payments" only, there shall be excluded from Consolidated Net

Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption "—Certain Covenants—Restricted Payments."

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Contribution Indebtedness" means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Guarantor after the Issue Date; provided, however, that:

  (1)
  if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Company or such Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Senior Subordinated Indebtedness (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

  (2)
  (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the date of the incurrence thereof.

        "Credit Agreement" means (i) the credit agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Company, Niagara Acquisition, Inc., certain Subsidiaries of the Company, the financial institutions named therein, and UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of "Credit Agreement," one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Preferred Stock" means Preferred Stock of the Company or any direct or indirect parent entity of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under "—Certain Covenants—Restricted Payments."

        "Designated Senior Debt" means:

  (1)
  any Bank Indebtedness that constitutes Senior Debt; and

  (2)
  any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company in the instrument evidencing that Senior Debt as "Designated Senior Debt."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that (i) if such Capital Stock is issued to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, (ii) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (iii) any class of Capital Stock of the Company that by its terms authorizes the Company to satisfy its obligations thereunder by delivery of Capital Stock of the Company that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

        "Domestic Subsidiary" means any direct or indirect Subsidiary that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States including, without limitation, Puerto Rico.

        "EBITDA" means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  the provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

  (2)
  Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

  (3)
  Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

  (4)
  any reasonable expenses or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or pursuant to the Transactions (including, without limitation, the fees payable to the Sponsors pursuant to the Management Agreement in connection with the Transactions), plus

  (5)
  the amount of any business optimization expenses and restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, and costs to consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income, plus

  (6)
  any other noncash charges (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

  (7)
  any net gain or loss resulting from Hedging Obligations, plus

  (8)
  the amount of management, monitoring, consulting, advisory fees, termination payments and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period pursuant to the Management Agreement, plus

  (9)
  Securitization Fees to the extent deducted in calculating Consolidated Net Income for such period, plus

  (10)
  any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations, less noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period).

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary (other than a Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent entities (excluding Disqualified Stock of the Company), other than (i) public offerings with respect to common stock of the Company or of any of its direct or indirect parent entities registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary of the Company.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

  (1)
  contributions to its common equity capital; and

  (2)
  the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers' Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption "—Certain Covenants—Restricted Payments."

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries' most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

        Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations or any operational changes that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date or if the Company or any Restricted Subsidiary had accounted for any of its business as a discontinued operation during any such period, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations or operational changes (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period and that such discontinued operation was disposed of on the first day of such reference period.

        If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or any operational change that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation or any operational change had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, consolidation, discontinued operation or any operational change (including, without limitation, the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the transaction being given pro forma effect (including, to the extent applicable, from the Transactions) and (2) all adjustments of the nature used in connection with the calculation of "Pro Forma Adjusted EBITDA" as set forth in footnote 6 to the "Offering Circular Summary—Summary Historical and Pro Forma Financial Information" in the Offering Circular to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to the Company's Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries.

        "Foreign Subsidiary" means any Subsidiary of the Company that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description of the Notes, the term "consolidated" with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, "guarantee" shall have a corresponding meaning.

        "Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantor" means any Person that incurs a Guarantee of the Notes; provided, however, that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

        "Guarantor Senior Debt" means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of such Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

  (1)
  all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

  (2)
  all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

  (1)
  any Indebtedness of such Guarantor to a Subsidiary of such Guarantor (other than any Securitization Repurchase Obligation);

  (2)
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

  (3)
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  Indebtedness represented by Capital Stock;

  (5)
  any liability for federal, foreign, state, local or other taxes owed or owing by such Guarantor;

  (6)
  that portion of any Indebtedness incurred in violation of any of the covenants contained under the captions "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or "—Certain Covenants—Limitations on Layering"; provided, however, that if such Indebtedness has been Incurred under the Credit Agreement, such Indebtedness shall be deemed Senior Debt if the holders of such Indebtedness or their Representative received an Officers' Certificate at the time of such Incurrence to the effect that the Incurrence of such Incurrence does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant;

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Guarantor; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holdings" means Niagara Holdings, Inc. and its successors.

        "Indebtedness" means, with respect to any Person,

  (a)
  any indebtedness (including principal and premium) of such Person, whether or not contingent:

  (i)
  in respect of borrowed money,

  (ii)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof),

  (iii)
  representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

  (iv)
  representing any Hedging Obligations,

    if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

  (b)
  Disqualified Stock of such Person,

  (c)
  to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

  (d)
  to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person) provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (b) prepaid revenues; (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (d) Obligations under or in respect of Qualified Securitization Financing.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes)

of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

        For purposes of the definition of "Unrestricted Subsidiary" and the covenant described above under the caption "—Certain Covenants—Restricted Payments," (i) "Investments" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) in any single transaction or series of related transactions, any transfer of Capital Stock that results in an entity ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and the Restricted Subsidiaries immediately after such transfer.

        "Issue Date" means February 11, 2005.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Agreement" means the Management Agreement by and among J.P. Morgan Partners (BHCA), L.P. and certain affiliates thereof, Peak Investments, LLC and certain affiliates thereof, Holdings and the Company, as of on the Issue Date.

        "Moody's" means Moody's Investors Service, Inc. and by any successor to its rating business.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

        "Net Proceeds" means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses and other direct costs incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness (including premiums and accrued interest) that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Offering Circular" means the confidential offering circular of the Company dated February 3, 2005 relating to the Notes.

        "Officer" means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

        "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

        "Permitted Asset Swap" means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided, however, that the aggregate fair market value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided further, however, that such market value of the property or assets being transferred or received by the Company or such Restricted Subsidiary shall be made in good faith by the Board of Directors of the Company.

        "Permitted Business" means the business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by the Company and its Subsidiaries as of the Issue Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Permitted Debt" is defined under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Permitted Holders" means (i) each of the Sponsors and their respective Affiliates, (ii) Officers; provided, however, that if such Officers beneficially own more shares of Voting Stock of the Company or any of its direct or indirect parent entities than the number of such shares beneficially owned (including granted but unvested shares) by all the Officers as of the Issue Date or acquired by Officers within 90 days immediately following the Issue Date, such excess shall be deemed not to be beneficially owned by Permitted Holders; and (iii) any "group" (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, however, that in the case of such "group" and without giving effect to the existence of such "group" or any other "group", such Sponsors, Affiliates and Officers (subject, in the case of Officers to the foregoing limitations), collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities held by such "group".

        "Permitted Investments" means

  (1)
  any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

  (2)
  any Investment in cash and Cash Equivalents;

  (3)
  any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

  (4)
  any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (5)
  any Investment existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided, however, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

  (6)
  loans and advances to employees and any guarantees made in the ordinary course of business consistent with past practices, but in any event not in excess of $5 million in the aggregate outstanding at any one time;

  (7)
  any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (8)
  Hedging Obligations permitted under clause (9) of the definition of "Permitted Debt;"

  (9)
  loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

  (10)
  any Investment by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $75 million and (y) 7.5% of Total Assets;

  (11)
  Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent entities (exclusive of Disqualified Stock);

  (12)
  guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" and performance guarantees in the ordinary course of business;

  (13)
  Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

  (14)
  any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest;

  (15)
  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

  (16)
  Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under "—Certain Covenants—Asset Sales";

  (17)
  additional Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date not to exceed $15 million outstanding at any one time; and

  (18)
  Investments of a Restricted Subsidiary of the Company acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Company in a transaction that is not prohibited by the covenant described under "—Certain Covenants—Merger, Consolidation or Sale of Assets" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

        "Permitted Junior Securities" means

  (1)
  Equity Interests in the Company, any Guarantor or any direct or indirect parent of the Company issued pursuant to a plan of reorganization or readjustment; or

  (2)
  unsecured debt securities of the Company issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt or, as applicable, Guarantor Senior Debt of the Company (and any debt securities issued in exchange for Senior Debt or such Guarantor Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture;

provided, however, that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

        "Permitted Liens" means the following types of Liens:

  (1)
  deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

  (2)
  Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers' acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

  (3)
  Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (4)
  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (5)
  Liens securing Hedging Obligations; provided that in the case of Hedging Obligations relating to interest rate risks, the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

  (6)
  Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (7)
  Liens in favor of the Company or any Restricted Subsidiary;

  (8)
  Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the Issue Date or referred to in clauses (3), (4) and (19)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

  (9)
  Liens on Securitization Assets and related assets of the type specified in the definition of "Securitization Financing" incurred in connection with any Qualified Securitization Financing;

  (10)
  Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

  (11)
  judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (12)
  pledges, deposits or security under workmen's compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of bids, tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

  (13)
  Liens imposed by law, including carriers', warehousemen's, materialmen's, repairmen's and mechanics' Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

  (14)
  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

  (15)
  leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of the Company or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

  (16)
  the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

  (17)
  banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, however, that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and (b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depositary institution;

  (18)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  (19)
  (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $10 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

  (20)
  Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

  (21)
  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

  (22)
  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

  (23)
  Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

  (24)
  Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant contained under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;

  (25)
  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary of the Company permitted to be Incurred in accordance with the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;" and

  (26)
  Liens on the Equity Interests of Unrestricted Subsidiaries.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Preferred Stock" means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

        "Product" means any product developed, acquired, produced, marketed or promoted by the Company or any of its Subsidiaries in connection with the conduct of a Permitted Business.

        "Purchase Agreement" means the Agreement and Plan of Merger dated as of December 15, 2004 among Niagara Holdings, Inc., Niagara Acquisition, Inc. and the Company.

        "Purchase Money Note" means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, issued by the Company or any Subsidiary of the Company to such Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided, however, that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

        "Qualified Securitization Financing" means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement and any refinancing indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

        "Registration Rights Agreement" means (1) with respect to the Initial Notes issued on the Issue Date, the Registration Rights Agreement dated as of the Issue Date among the Company, the Guarantors, Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and UBS Securities LLC and (2) with respect to each issuance of Additional Notes issued in a transaction exempt from the registration requirements of the Securities Act, the registration rights agreement, if any, among the Issuer and the Persons purchasing such Additional Notes under the related purchase agreement.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt; provided, however, that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Securitization Assets" means any accounts receivable or other revenue streams from Products subject to a Qualified Securitization Financing.

        "Securitization Fees" means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

        "Securitization Financing" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

        "Securitization Repurchase Obligation" means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Securitization Subsidiary" means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness and any Securitization Repurchase Obligation of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

  (1)
  all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

  (2)
  all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Senior Debt" shall not include:

  (1)
  any Indebtedness of the Company to a Subsidiary of the Company (other than any Securitization Repurchase Obligation);

  (2)
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation) other than Indebtedness under the Credit Agreement;

  (3)
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  Indebtedness represented by Capital Stock;

  (5)
  any liability for federal, foreign, state, local or other taxes owed or owing by the Company;

  (6)
  that portion of any Indebtedness incurred in violation of the covenant contained under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," or "—Certain Covenants—Limitations on Layering"; provided, however, that if such Indebtedness has been Incurred under the Credit Agreement, such Indebtedness shall be deemed Senior Debt if the holders of such Indebtedness or their Representative received an Officers' Certificate at the time of such Incurrence to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant;

  (7)
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

  (8)
  any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

        "Senior Subordinated Indebtedness" means the Notes (in the case of the Company), a Guarantee (in the case of a Guarantor) and any other Indebtedness of the Company or a Guarantor that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company or such Guarantor which is not Senior Debt (in the case of the Company) or Guarantor Senior Debt (in the case of a Guarantor).

        "Shareholders Agreement" means the Shareholders Agreement among the Company and certain members of management, as in effect on the Issue Date.

        "Significant Subsidiary" means any Restricted Subsidiary that would be "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Specified Financings" means the financings included in the Transactions and this offering of the Notes.

        "Sponsors" means J.P. Morgan Partners (BHCA), L.P. and its affiliates and Peak Investments, LLC and its affiliates.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Indebtedness" means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Total Assets" at any time means the total consolidated assets of the Company and its Restricted Subsidiaries, as determined in good faith by the chief financial officer of the Company based on the most recent balance sheet of the Company available to management adjusted to give effect to any substantial acquisitions or dispositions of assets.

        "Transactions" means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement and (iii) this offering of the Notes and any bridge facility entered in lieu of such offering prior to the Issue Date.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2009; provided, however, that if the period from such redemption date to February 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, however, that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption "—Certain Covenants—Restricted Payments" and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" or the Fixed Charge Coverage Ratio is greater than immediately preceding the designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with the

Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two business days prior to such determination.

        Except as described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock", whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Securities" means securities that are

  (a)
  direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

  (b)
  obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

        The notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company.

        Ownership of beneficial interests in a global note will be limited to persons who have accounts with The Depository Trust Company, which we refer to as participants, or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by The Depository Trust Company or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as The Depository Trust Company, or its nominee, is the registered owner or holder of the notes, The Depository Trust Company or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indentures and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with The Depository Trust Company's applicable procedures, in addition to those provided for under the indentures and, if applicable, those of Euroclear and Clearstream, Luxembourg.

        Payments of the principal of, and interest on, a global note will be made to The Depository Trust Company or its nominee, as the case may be, as the registered owner thereof. None of PQ Corporation, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that The Depository Trust Company or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of The Depository Trust Company or its nominee. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in The Depository Trust Company will be effected in the ordinary way in accordance with The Depository Trust Company rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparts in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

        Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of The Depository Trust Company. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interest in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following The Depository Trust Company's settlement date.

        We expect that The Depository Trust Company will take any action permitted be taken by a holder of notes (including the presentation of notes for as described below) only at the direction of one or more participants account The Depository Trust Company interests in a global note is and only in respect of such portion of the aggregate principal amount as to which such participant or participants has or have given such to exchange to whose credited of notes direction. However, if there is an event of default under the notes, The Depository Trust Company will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        We understand that: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to The Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

        Although The Depository Trust Company, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of The Depository Trust Company, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither PQ Corporation or the Trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If The Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global notes or if at any time The Depository Trust Company ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by PQ Corporation within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with The Depository Trust Company's rules and procedures in addition to those provided for under the indenture.

PLAN OF DISTRIBUTION

        This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the notes in market making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions. These sales will be made at prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.

        J.P. Morgan Securities Inc. is an affiliate of JPMP, which owns approximately 83.7% of Holdings. Certain of the Company's directors are employed by CCMP Capital, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC. See "Security Ownership of Certain Beneficial Owners and Management" appearing in this prospectus and "Certain Relationships and Related Transactions" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in this prospectus, for a summary of certain relationships between PQ Corporation and J.P. Morgan Securities Inc. and its affiliates.

        We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the notes. However, J.P. Morgan Securities Inc. is not obligated to do so and J.P. Morgan Securities Inc. may discontinue its market making activities at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors—An active trading market may not develop for the notes."

LEGAL MATTERS

        The validity of the securities offered hereby is being passed upon for us by Latham & Watkins LLP, New York, New York and, with respect to certain matters of Pennsylvania law, by Babst, Calland, Clements and Zomnir, P.C., Pittsburgh, Pennsylvania. Certain partners of Babst, Calland, Clements and Zomnir, P.C., related persons and others have an indirect interest, through investments in a limited liability company, in less than 1% of the common stock of the Company.

EXPERTS

        The financial statements incorporated in this prospectus by reference to PQ Corporation's Current Report on Form 8-K filed with the SEC on May 14, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC, pursuant to the Securities Act of 1933, as amended. In addition, we file annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as reports and other information filed by us at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for information regarding the operations of its public reference facilities. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants (including us) that file periodically.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement. We incorporate by reference the documents listed below that we previously filed with the SEC:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

  •
  Our Quarterly Report on Form 10-Q for the first quarter ended March 31, 2007; and

  •
  Our Current Report on Form 8-K filed with the SEC on May 14, 2007.

        These filings have not been included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom this prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You can access these documents on our website at http://www.pqcorp.com or you may request a copy of these filings at no cost, by writing or telephoning us at the following address:

  PQ Corporation
  1200 West Swedesford Road
  Berwyn, Pennsylvania 19312
  Attention: Investor Relations
  (610) 651-4200

        Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby:

ITEM	AMOUNT
SEC registration fee(1)	$(1)
Printing and engraving expenses	$80,000
Legal fees and expenses	$275,000
Accounting fees and expenses	$92,000
Miscellaneous expenses	$5,000

(1)
Pursuant to Rule 457(q) of the Securities Act, no filing fee is required.

Item 14.    Indemnification of Directors and Officers.

        Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law ("PBCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any such officer or director is a party or is threatened to be made a party by reason of such person being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his/her conduct was unlawful.

        Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

        Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation's bylaws, advancement of expenses must be authorized by the board of directors.

        Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

        Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

        Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

        Article tenth of the PQ Corporation amended and restated articles of incorporation provides that to the furthest extent permitted by the PBCL, a director of PQ Corporation shall not be personally liable to the corporation or its stockholders for monetary damages or breach of fiduciary duty as a director.

        Article tenth of the PQ Corporation amended and restated articles of incorporation provides that PQ Corporation shall indemnify to the furthest extent permitted by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of PQ Corporation or any subsidiary, or any predecessor, or serves or served at any other enterprise as director, officer, representative or agent at the request of PQ Corporation, or acted at the direction of any such director, officer, representative or agent, against all expense, liability and loss actually and reasonably incurred or suffered by any such indemnitee.

        The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of the PQ Corporation articles of incorporation.

Item 15.    Recent Sales of Unregistered Securities.

        During the three years preceding the filing of this registration statement, the Registrant has not sold its securities without registration under the Securities Act of 1933, as amended (the "Securities Act") except as described below.

        Niagara Holdings, Inc., or Holdings, was formed by J.P. Morgan Partners (BHCA), L.P. and certain affiliated funds and Peak Investments, LLC, under the General Corporation law of the State of Delaware. All the equity interests of the Registrant are owned by Holdings.

        On February 11, 2005, the Registrant issued $275,000,000 in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due 2013 (the "Notes") to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and UBS Securities LLC (collectively, the "Initial Purchasers"). The sale of the Notes was made in a private placement pursuant to Section 4(2) of the Securities Act. The initial resale of the Notes by the Initial Purchasers was made to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act and, therefore, was exempt under Section 4(2) of the Securities Act.

        No other sales of the Registrant's securities have taken place.

Item 16.    Exhibits and Financial Data Schedules.

(A)
Exhibits

Number	Description
*2.1	Agreement of and Plan of Merger among PQ Corporation, Niagara Acquisition, Inc. and Niagara Holdings, Inc., dated December 15, 2004 (incorporated by reference from Exhibit 2.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.1	Amended and Restated Articles of Incorporation of PQ Corporation (incorporated by reference from Exhibit 3.1 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*3.2
Certificate of Merger of PQ Corporation and Niagara Acquisition, Inc., filed February 11, 2005 (incorporated by reference from Exhibit 3.2 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.3
Articles of Merger of PQ Corporation and Niagara Acquisition, Inc., filed February 11, 2005 (incorporated by reference from Exhibit 3.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.4	Amended and Restated By-laws of PQ Corporation (incorporated by reference from Exhibit 3.4 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*4.1
Indenture with respect to the 7 1/2% Senior Subordinated Notes due 2013, among Niagara Acquisition, Inc. and Wells Fargo Bank, National Association, as trustee, and countersigned by PQ Corporation and the guarantors named therein, dated February 11, 2005 (incorporated by reference from Exhibit 4.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*4.2	Form of 7 1/2% Senior Subordinated Notes due 2013 (included in exhibit 4.1).
*4.3
Registration Rights Agreement among Niagara Acquisition, Inc. and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, and countersigned by PQ Corporation and the guarantors named therein, dated February 11, 2005 (incorporated by reference from Exhibit 4.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
*5.2	Opinion of Babst, Calland, Clements and Zomnir, P.C. regarding the validity of the securities.

*10.1
Credit Agreement, dated as of February 11, 2005, among Niagara Holdings, Inc., Niagara Acquisition, Inc., the lenders party thereto, UBS AG, Stamford Branch, as administrative agent, JPMorgan Chase Bank, N.A. as syndication agent, J.P. Morgan Securities Inc. and UBS Securities LLC, joint lead arrangers and as joint bookrunners, and Credit Suisse First Boston, acting through its Cayman Islands Branch and General Electric Capital Corporation, as co-documentation agents (the "Credit Agreement") (incorporated by reference from Exhibit 10.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.1(a)	First amendment to the Credit Agreement, dated October 28, 2005 (incorporated by reference from Exhibit 10.1(a) to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.1(b)	Second amendment to the Credit Agreement, dated November 17, 2005 (incorporated by reference from Exhibit 10.1(b) to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.2
Guarantee and Collateral Agreement, dated and effective as of February 11, 2005, by and between Niagara Holdings Inc., Niagara Acquisition Inc., each Subsidiary of Holdings identified therein and UBS AG, Stamford Branch, as administrative agent (incorporated by reference from Exhibit 10.2 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.3
Stockholders Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc. and the investors defined therein (incorporated by reference from Exhibit 10.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.4
Employment Agreement, dated as of November 18, 2004, by and between PQ Corporation and Erwin Goede (incorporated by reference from Exhibit 10.6 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.5
Tax Sharing Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc. and PQ Corporation (incorporated by reference from Exhibit 10.7 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.6
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Michael R. Imbriani (incorporated by reference from Exhibit 10.8 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.7
Letter Agreement amending the Employment Agreement by and between PQ Corporation and Michael R. Imbriani (incorporated by reference from Exhibit 10.9 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.8
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Michael R. Boyce (incorporated by reference from Exhibit 10.10 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.9
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and William J. Sichko, Jr (incorporated by reference from Exhibit 10.11 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.10
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Scott H. Randolph (incorporated by reference from Exhibit 10.12 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.11	Form of Restricted Stock Agreement (incorporated by reference from Exhibit 10.13 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).

*10.12
Management Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc., Niagara Acquisition, Inc. and Peak Investments LLC (incorporated by reference from Exhibit 10.14 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.13
Management Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc., Niagara Acquisition, Inc. and J.P. Morgan Partners (BHCA), L.P (incorporated by reference from Exhibit 10.15 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.14
Transition Agreement, dated as of November 8, 2006, by and between Michael R. Imbriani and PQ Corporation (incorporated by reference from Exhibit 10.14 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).
*10.15
Employment Agreement, effective as of October 1, 2005, by and between PQ Corporation and Paul Ferrall (incorporated by reference from Exhibit 10.15 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).
**10.16
Letter Agreement by and between PQ Corporation and Erwin J. Goede, dated as of April 23, 2007 (incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 14, 2007).
**12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
*21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).
*23.1	Consent of Latham & Watkins LLP (incorporated in Exhibit 5.1).
*23.2	Consent of Babst, Calland, Clements and Zomnir, P.C. (incorporated in Exhibit 5.2).
**23.3	Consent of PricewaterhouseCoopers LLP as to PQ Corporation's Financial Statements.
**23.4	Consent of PricewaterhouseCoopers LLP as to Zeolyst International's Financial Statements.
*24.1	Powers of Attorney (included elsewhere herein).
*25.1
Statement of Eligibility of Trustee with respect to the Indenture with respect to the 7 1/2% Senior Subordinated Notes due 2013 (incorporated by reference from Exhibit 25.1 to the Company's Form S-4 (File No. 333-125750) filed on June 13, 2005).
*99.1
Zeolyst International Financial Statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 (incorporated by reference from Exhibit 99.2 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).

*
Previously filed.

**
Filed herewith.

(B)
Financial Statement Schedules

        All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.    Undertakings

        The undersigned registrants hereby undertake:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ Corporation
By:	/s/ MICHAEL R. BOYCE Michael R. Boyce Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ MICHAEL R. BOYCE Michael R. Boyce	Chairman of the Board of Directors, Chief Executive Officer and President (principal executive officer)
* James P. Cox	Chief Financial Officer, Treasurer and Vice President (principal financial and accounting officer)
* Arnold L. Chavkin	Director
* Stephen V. McKenna	Director
* Timothy J. Walsh	Director
* Peter Savage	Director
* Barry Goldstein	Director
*By:	/s/ MICHAEL R. BOYCE Michael R. Boyce Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Commercial Research Associates, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

Commercial Research Associates, Inc.
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Delpen Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

Delpen Corporation
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Philadelphia Quartz Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

Philadelphia Quartz Company
By:	/s/ MICHAEL R. BOYCE Michael R. Boyce President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ MICHAEL R. BOYCE Michael R. Boyce	President (principal executive officer)
* James P. Cox	Treasurer and Director (principal financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ MICHAEL R. BOYCE Michael R. Boyce Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Potters Industries Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

Potters Industries Inc.
By:	/s/ SCOTT RANDOLPH Scott Randolph President and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

* Michael R. Boyce	Chairman of the Board
/s/ SCOTT RANDOLPH Scott Randolph	President and Director (principal executive officer)
* James P. Cox	Chief Financial Officer, Treasurer and Director (principal financial and accounting officer)
* William J. Sichko, Jr.	Secretary, Vice President and Director
*By:	/s/ SCOTT RANDOLPH Scott Randolph Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ Asia Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ Asia Inc.
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ Export Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ Export Company
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ Holding, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ Holding, Inc.
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ International, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ International, Inc.
By:	/s/ WILLIAM J. SICHKO, JR. William J. Sichko, Jr. President, Secretary and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ WILLIAM J. SICHKO, JR. William J. Sichko, Jr.	President, Secretary and Director (principal executive officer)
/s/ JAMES P. COX James P. Cox	Vice President, Treasurer and Director (principal financial and accounting officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, PQ Systems Incorporated has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on May 17, 2007.

PQ Systems Incorporated
By:	/s/ JAMES P. COX James P. Cox President, Treasurer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2007.

Signature	Title

/s/ JAMES P. COX James P. Cox	President, Treasurer and Director (principal executive, financial and accounting officer)
* William J. Sichko, Jr.	Vice President, Secretary and Director
*By:	/s/ JAMES P. COX James P. Cox Attorney-in-Fact

EXHIBIT INDEX

Number	Description
*2.1	Agreement of and Plan of Merger among PQ Corporation, Niagara Acquisition, Inc. and Niagara Holdings, Inc., dated December 15, 2004 (incorporated by reference from Exhibit 2.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.1	Amended and Restated Articles of Incorporation of PQ Corporation (incorporated by reference from Exhibit 3.1 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*3.2
Certificate of Merger of PQ Corporation and Niagara Acquisition, Inc., filed February 11, 2005 (incorporated by reference from Exhibit 3.2 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.3
Articles of Merger of PQ Corporation and Niagara Acquisition, Inc., filed February 11, 2005 (incorporated by reference from Exhibit 3.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*3.4	Amended and Restated By-laws of PQ Corporation (incorporated by reference from Exhibit 3.4 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*4.1
Indenture with respect to the 7 1/2% Senior Subordinated Notes due 2013, among Niagara Acquisition, Inc. and Wells Fargo Bank, National Association, as trustee, and countersigned by PQ Corporation and the guarantors named therein, dated February 11, 2005 (incorporated by reference from Exhibit 4.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*4.2	Form of 7 1/2% Senior Subordinated Notes due 2013 (included in exhibit 4.1).
*4.3
Registration Rights Agreement among Niagara Acquisition, Inc. and Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and UBS Securities LLC, and countersigned by PQ Corporation and the guarantors named therein, dated February 11, 2005 (incorporated by reference from Exhibit 4.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*5.1	Opinion of Latham & Watkins LLP regarding the validity of the securities.
*5.2	Opinion of Babst, Calland, Clements and Zomnir, P.C. regarding the validity of the securities.
*10.1
Credit Agreement, dated as of February 11, 2005, among Niagara Holdings, Inc., Niagara Acquisition, Inc., the lenders party thereto, UBS AG, Stamford Branch, as administrative agent, JPMorgan Chase Bank, N.A. as syndication agent, J.P. Morgan Securities Inc. and UBS Securities LLC, joint lead arrangers and as joint bookrunners, and Credit Suisse First Boston, acting through its Cayman Islands Branch and General Electric Capital Corporation, as co-documentation agents (the "Credit Agreement") (incorporated by reference from Exhibit 10.1 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.1(a)	First amendment to the Credit Agreement, dated October 28, 2005 (incorporated by reference from Exhibit 10.1(a) to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.1(b)	Second amendment to the Credit Agreement, dated November 17, 2005 (incorporated by reference from Exhibit 10.1(b) to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).

*10.2
Guarantee and Collateral Agreement, dated and effective as of February 11, 2005, by and between Niagara Holdings Inc., Niagara Acquisition Inc., each Subsidiary of Holdings identified therein and UBS AG, Stamford Branch, as administrative agent (incorporated by reference from Exhibit 10.2 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.3
Stockholders Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc. and the investors defined therein (incorporated by reference from Exhibit 10.3 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.4
Employment Agreement, dated as of November 18, 2004, by and between PQ Corporation and Erwin Goede (incorporated by reference from Exhibit 10.6 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.5
Tax Sharing Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc. and PQ Corporation (incorporated by reference from Exhibit 10.7 to the Company's Form S-4 (File No. 333-125750) filed June 13, 2005).
*10.6
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Michael R. Imbriani (incorporated by reference from Exhibit 10.8 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.7
Letter Agreement amending the Employment Agreement by and between PQ Corporation and Michael R. Imbriani (incorporated by reference from Exhibit 10.9 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.8
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Michael R. Boyce (incorporated by reference from Exhibit 10.10 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.9
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and William J. Sichko, Jr (incorporated by reference from Exhibit 10.11 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.10
Employment Agreement, dated as of February 11, 2005, by and between PQ Corporation and Scott H. Randolph (incorporated by reference from Exhibit 10.12 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.11	Form of Restricted Stock Agreement (incorporated by reference from Exhibit 10.13 to the Company's Form S-4/A (File No. 333-125750) filed November 25, 2005).
*10.12
Management Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc., Niagara Acquisition, Inc. and Peak Investments LLC (incorporated by reference from Exhibit 10.14 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.13
Management Agreement, dated as of February 11, 2005, by and between Niagara Holdings, Inc., Niagara Acquisition, Inc. and J.P. Morgan Partners (BHCA), L.P (incorporated by reference from Exhibit 10.15 to the Company's Form S-4/A (File No. 333-125750) filed April 13, 2006).
*10.14
Transition Agreement, dated as of November 8, 2006, by and between Michael R. Imbriani and PQ Corporation (incorporated by reference from Exhibit 10.14 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).
*10.15
Employment Agreement, effective as of October 1, 2005, by and between PQ Corporation and Paul Ferrall (incorporated by reference from Exhibit 10.15 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).

**10.16
Letter Agreement by and between PQ Corporation and Erwin J. Goede, dated as of April 23, 2007 (incorporated by reference from Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed on May 14, 2007).
**12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
*21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).
*23.1	Consent of Latham & Watkins LLP (incorporated in Exhibit 5.1).
*23.2	Consent of Babst, Calland, Clements and Zomnir, P.C. (incorporated in Exhibit 5.2).
**23.3	Consent of PricewaterhouseCoopers LLP as to PQ Corporation's Financial Statements.
**23.4	Consent of PricewaterhouseCoopers LLP as to Zeolyst International's Financial Statements.
*24.1	Powers of Attorney (included elsewhere herein).
*25.1
Statement of Eligibility of Trustee with respect to the Indenture with respect to the 7 1/2% Senior Subordinated Notes due 2013 (incorporated by reference from Exhibit 25.1 to the Company's Form S-4 (File No. 333-125750) filed on June 13, 2005).
*99.1
Zeolyst International Financial Statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005, and 2004 (incorporated by reference from Exhibit 99.2 to the Company's 2006 Annual Report on Form 10-K filed on April 2, 2007).

*
Previously filed.

**
Filed herewith.

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SCHEDULE A SUBSIDIARY GUARANTORS
EXPLANATORY NOTE
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Merger Transactions
Our Majority Sponsor
Additional Information
Terms of the Notes
Risk Factors
Summary Historical and Pro Forma Financial Information
RISK FACTORS
FORWARD-LOOKING STATEMENTS
MARKET SHARE AND INDUSTRY DATA
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
PQ Corporation and Subsidiaries Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2005 (in thousands)
PQ Corporation and Subsidiaries Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations (in thousands)
SELECTED HISTORICAL FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX